EXHIBIT 10.1

SHARE PURCHASE AGREEMENT

by and among

MATTHEW DRAKARD,

SIMON BOOLEY,

THOMAS MORGAN

and

ARCHIPELAGO LEARNING HOLDINGS UK LIMITED.

and

ARCHIPELAGO LEARNING, INC.

Dated as of June 9, 2010

Exhibits
Exhibit A: Form of Escrow Agreement
Exhibit B: Form of Matthew Drakard Services Agreement
Exhibit C: Form of Simon Booley Services Agreement
Exhibit D: Form of Thomas Morgan Services Agreement
Exhibit E: Form of Kwak Employment Agreement
Exhibit F: Form of Registration Rights Agreement
Exhibit G: Form of Tax Deed

Schedules
Schedule 1.1: Sample Net Working Capital Calculation
Schedule 2.1: Sellers’ Representative’s Accounts, Purchased Shares Ownership andAllocation of Consideration Securities
Schedule 4.3: Educationcity-US Capitalization
Schedule 4.10(b): Real Property Leases
Schedule 4.11(b): Personal Property Leases
Schedule 4.12(a): Owned Intellectual Property
Schedule 4.12(e): Intellectual Property Licenses
Schedule 4.12(m): Software
Schedule 4.13(a): Material Contracts
Schedule 4.14(a): Company Benefit Plans
Schedule 4.14(f): Employees
Schedule 4.16(b): Permits
Schedule 4.17: Insurance
Schedule 4.20: Customers and Suppliers
Schedule 7.6: Stay Bonuses

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (the “Agreement”) dated as of June 9, 2010, is by and among: (i) Matthew Drakard, an individual residing in the United Kingdom (“MD”); (ii) Simon Booley, an individual residing in the United Kingdom (“SB”); (iii) Thomas Morgan, an individual residing in the United Kingdom (“TM”, and, together with MD and SB, the “Sellers”); and (iv) Archipelago Learning Holdings UK Limited, a United Kingdom private limited company (the “Purchaser”); and (v) Archipelago Learning, Inc. (the “Guarantor”), and, together with the Purchaser and the Sellers, the “Parties”).

W I T N E S S E T H:

WHEREAS, the Sellers collectively own 100 ordinary shares of the Company (the “Purchased Shares”), which Purchased Shares represent all of the issued and outstanding equity interests of the Company; and

WHEREAS, pursuant to the terms and conditions set forth herein, the Sellers desire to sell to the Purchaser, and the Purchaser desires to purchase from the Sellers the Purchased Shares; and

WHEREAS, the Guarantor is the indirect parent of the Purchaser and  has become a party to this Agreement for the purpose of entering into the guarantee set out in Article XI.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Definitions.

For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Accounts Receivable” shall have the meaning set forth in Section 4.17(a).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning set forth in the preamble.

“Audit and Q1 Financials” means the Company’s: (i) consolidated audited financial statements (including all footnotes) for each of the fiscal years ending: (x) December 31, 2009; and (y) December 31, 2008, together with the unqualified opinions and consents of Deloitte & Touche LLP; and (ii) unaudited statement of assets and liabilities as of March 31, 2010 and the related statement of revenue and expenses for the 3 month period then ended, in each case, prepared by Deloitte & Touche LLP and in accordance with GAAP or IFRS.

“Balance Sheet” shall have the meaning set forth in Section 4.5(a).

“Balance Sheet Date” shall have the meaning set forth in Section 4.5(a).

“Basket” shall have the meaning set forth in Section 9.4(a).

“Benefit Plan” means all “employee benefit plans”, as defined in Section 3(3) of ERISA, and all employment, individual consulting, severance, termination, retirement, profit-sharing, incentive or deferred compensation, retention or change in control, bonus, equity or equity-based compensation, stock purchase, defined benefit pension, savings, individual account based savings, supplemental executive retirement, sick leave, vacation pay, salary continuation, disability, hospitalization, medical insurance, life insurance, scholarship or other employee compensation or benefit arrangements, agreements, plans, funds, commitments or payroll practices, whether oral or written, in each case, sponsored, maintained by or contributed to or required to be contributed to by the Company or Educationcity-US for the benefit of Current Employees, Former Employees, or their respective dependents or current or former directors or their respective dependents, or pursuant to which the Company or Educationcity-US has or could have any Liability.

“Business Day” means any day other than: (i) a Saturday; (ii) a Sunday; or (iii) any day on which banks are required or authorized to close in the State of New York or in the United Kingdom.

“Cap” shall have the meaning set forth in Section 9.4(b).

“Cash” means, for the Company and Educationcity-US, on a consolidated basis as of the close of business as of the relevant date, the amount of cash and bank deposits as reflected in bank statements, and certificates of deposit less escrowed amounts or other restricted cash balances and less the amounts of any unpaid or outstanding checks, drafts and wire transfers issued on or prior to the date of determination, calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

“Cash Consideration” shall have the meaning set forth in Section 2.1.

“Closing” shall have the meaning set forth in Section 2.4.

“Closing Date” shall have the meaning set forth in Section 2.4.

“Closing Statement” shall have the meaning set forth in Section 2.3(b)(i).

“Closing Working Capital” shall have the meaning set forth in Section 2.3(b)(i).

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and Section 4980B of the Code.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the U.S. Securities and Exchange Commission, and any successor commission or agency having similar powers.

“Company” means Educationcity Limited.

“Company Benefit Plans” shall have the meaning set forth in Section 4.14(a).

“Company Intellectual Property” means all Intellectual Property used in the conduct of the Company’s or Educationcity-US’s business, or owned or held for use by the Company or Educationcity-US.

“Company Technology” means all Technology used in the conduct of the Company’s or Educationcity-US’s business, or owned or held for use by the Company or Educationcity-US, including all arrangements relating to the provision of maintenance and support, security, disaster recovery, facilities management and on-line services to the Company or Educationcity-US.

“Confidential Information” shall have the meaning set forth in Section 7.3(c).

“Consideration Securities” shall have the meaning set forth in Section 2.1.

“Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease (including capitalized lease), license, commitment, purchase order or other obligation, whether written or oral.

“Current Employees” means all individuals (including common law employees, independent contractors and individual consultants) who are employed by the Company or Educationcity-US as of the Closing.

“Current UK Employees” means all individuals who are employed by the Company as of the Closing.

“Disclosure Schedules” shall have the meaning set forth in Article IV.

“DPA” means the Data Protection Act 1998, as in force in the United Kingdom.

“Educationcity Companies” means the Company and Educationcity-US and any Person who has been merged or liquidated into either of them.

“Educationcity-US” shall have the meaning set forth in Section 4.1(b).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Person, any other Person (whether or not incorporated) that, together with such Person, is or has been within the 6 years immediately prior to the date hereof, treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Escrow Agent” shall have the meaning set forth in Section 9.5.

“Escrow Agreement” shall have the meaning set forth in Section 9.5.

“Estimated Closing Working Capital” shall have the meaning set forth in Section 2.3(a)(i).

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Commission thereunder.

“Final Working Capital” shall have the meaning set forth in Section 2.3(b)(iv).

“Financial Statements” shall have the meaning set forth in Section 4.5(a).

“Former Employee” means all individuals (including common law employees, independent contractors and individual consultants) who have been employed by the Company or Educationcity-US but who are not Current Employees.

“Former UK Employee” means all individuals who have been employed by the Company but who are not Current Employees.

“Former Worker” means any person who has provided individual service to the Company, but who was not treated as an employee for the purposes of taxation and/or employment law.

“Fundamental Representations” shall have the meaning set forth in Section 9.1.

“GAAP” means generally accepted accounting principles in the United States as of the date hereof.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether foreign, federal, state, or local, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Guarantor” shall have the meaning set forth in the preamble.

“Guarantor Documents” shall have the meaning set forth in the Section 6.2.

“IFRS” means the International Financial Reporting Standards, as adopted by the International Accounting Standards Board from time to time.

“Indebtedness” of any Person means, without duplication: (i) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of: (A) indebtedness of such Person for money borrowed; and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business) (other than the current liability portion of any indebtedness for borrowed money); (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) all obligations of the type referred to in clauses (i) through (iv) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (vi) all obligations of the type referred to in clauses (i) through (v) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Indemnity Escrow Amount” shall have the meaning set forth in Section 9.5.

“Independent Accountant” shall mean any “big four” or other internationally recognized accounting firm mutually agreeable to the Parties.

“Intellectual Property” means domain names and all right, title and interest in or relating to intellectual property, whether protected, created or arising under the laws of the United States or any other jurisdiction, including: (i) all patents and applications therefor, including all continuations, divisionals, and continuations-in-part thereof and patents issuing thereon, along with all reissues, reexaminations and extensions thereof (collectively, “Patents”); (ii) all trademarks, service marks, trade names, service names, brand names, trade dress rights, corporate names, trade styles, logos and other source or business identifiers and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof (collectively, “Marks”); (iii) all copyrights (including copyrights in software)  and all mask work, database and moral rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith, along with all reversions, extensions and renewals thereof (collectively, “Copyrights”); (iv) all design rights, whether or not registered, all registrations and recordations thereof and all applications in connection therewith (“Designs”); and (v) all trade secrets and other proprietary confidential information (“Trade Secrets”).

“Intellectual Property Licenses” means (i) any grant by the Company or Educationcity-US to another Person of any right relating to or under the Company Intellectual Property or Company Technology; and (ii) any grant by another Person to the Company or Educationcity-US of any right relating to or under any third Person’s Intellectual Property or Technology.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means: (i) with regard to the Knowledge of any individual Seller, the knowledge of any matter, fact or thing that is actually known to such Seller after reasonable inquiry; (ii) with regard to the Knowledge of the Company, the knowledge of any matter, fact or thing that is actually known to any of the Sellers after reasonable inquiry; and (iii) with regard to the Knowledge of Educationcity-US, the knowledge of any matter, fact or thing that is actually known to any of the Sellers or Matt Kwak after reasonable inquiry.

“Law” means any foreign, federal, state or local law (including common law), statute, code, ordinance, rule, regulation, Order or other requirement.

“Legal Proceeding” means any judicial, administrative or arbitral action, suit, mediation, investigation, inquiry, proceeding or claim (including any counterclaim) by or before a Governmental Body.

“Liability” means any debt, loss, damage, fine, penalty, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, disputed or undisputed, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all reasonable costs and expenses relating thereto (including all fees, disbursements and expenses of legal counsel, experts, engineers and consultants and costs of investigation).

“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any equity holder or similar agreement or encumbrance or any other legal restriction or limitation whatsoever.

“Lock-Up” shall have the meaning set forth in Section 7.5(a).

“Loss” shall have the meaning set forth in Section 9.2(a).

“Material Adverse Effect” means a material adverse effect, other than as a result of any Excluded Matter, on: (i) the Company’s business, assets, liabilities, properties, prospects, results of operations, or condition (financial or otherwise), taken as a whole; or (ii) the ability of any Selling Party to consummate the transactions contemplated by this Agreement or perform their obligations under this Agreement or any of the Seller Documents.  For the purposes of the preceding sentence, “Excluded Matter” means any one or more of the following: (A) the effect of any change in the United States or foreign economies or securities or financial markets in general; (B) the effect of any change that generally affects any industry in which the Company operates, provided that such change does not have a disproportionate impact on the Company; or (C) the effect of any change arising in connection with earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof.

“Material Contracts” shall have the meaning set forth in Section 4.12(a).

“MD” shall have the meaning set forth in the preamble.

“Member of the Immediate Family” means, with respect to any individual: (i) each spouse, child or grandchild of such individual or child or grandchild of such individual’s spouse; (ii) each trust created solely for the benefit of one or more of such individual and the Persons listed in clause (i) above; (iii) each custodian or guardian of any property of one or more of the Persons listed in clause (i) above, in his capacity as such custodian or guardian; and (iv) each limited partnership or limited liability company controlled by such individual or one or more of the Persons listed in clause (i) above for the benefit of one or more of such Persons.

“Net Working Capital” means, for the Company and Educationcity-US, on a consolidated basis as of the close of business as of the relevant date, total current assets (consisting of all current assets required to be set forth on a balance sheet prepared in accordance with GAAP, inclusive of Cash) minus total current liabilities (consisting of all such current liabilities required to be set forth on a balance sheet prepared in accordance with GAAP), provided, that the calculation of Net Working

Capital: (i) shall not include and shall be calculated without taking into account any income or UK corporation tax assets, income or UK corporation tax liabilities, deferred tax assets or deferred tax liabilities; (ii) shall include and shall be calculated taking into account any long term deferred revenue amounts; (iii) shall include and shall be calculated taking into account a liability of $200,000 in respect of the stay bonuses provided for in Section 7.6; and (iv) shall not include and shall be calculated without taking into account the out of pocket third party costs, fees and expenses incurred by the Company directly in connection with the Audit and the Q1 Financials.  Schedule 1.1 sets forth a sample working capital calculation.  Except as explicitly stated therein, such sample is attached for illustrative purposes only and does not amend, broaden or narrow the above definition of “Net Working Capital”.

“Order” means any order, injunction, judgment, doctrine, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

“Ordinary Course of Business” means the ordinary and usual course of operations of the Business, as conducted by the Company consistent with past custom and practice.

“Parties” shall have the meaning set forth in the preamble.

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Body.

“Permitted Exceptions” means: (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance that have been delivered to Purchaser; (ii) statutory liens for current Taxes, assessments or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings, provided, an appropriate reserve has been established therefor in the Financial Statements; (iii) mechanics’, carriers’, workers’ and repairers’ Liens arising or incurred in the Ordinary Course of Business that are not material to the business, operations and financial condition of the Company or Educationcity-US and that are not resulting from a breach, default or violation by the Company or Educationcity-US of any Contract or Law; (iv) undetermined or inchoate Liens constituting or securing the payment of expenses which were incurred incidental to the conduct of the business of the Company or Educationcity-US in the Ordinary Course of Business and that are immaterial; and (v) zoning, entitlement and other land use and environmental regulations by any Governmental Body, provided that such regulations have not been violated.

“Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Personal Property” shall have the meaning set forth in Section 4.10(a).

“Personal Property Leases” shall have the meaning set forth in Section 4.10(b).

“PII Data” means, for US purposes, all personally identifiable information, and, for United Kingdom purposes, all personal data (as defined by the DPA), in either case, that was collected by or supplied to the Company or Educationcity-US from individuals registering with the Company or Educationcity-US via a website controlled by either of them, or by any other means.

“Purchase Price” shall have the meaning set forth in Section 2.1.

“Purchased Shares” shall have the meaning set forth in the recitals.

“Purchaser” shall have the meaning set forth in the preamble.

“Purchaser Documents” shall have the meaning set forth in Section 5.2.

“Purchaser Group” shall mean the Guarantor and its Affiliates.

“Purchaser Indemnified Parties” shall have the meaning set forth in Section 9.2(a).

“Real Property Leases” shall have the meaning set forth in Section 4.9(b).

“Registration Rights Agreement”  shall have the meaning set forth in Section 8.1(g).

“Related Persons” shall have the meaning set forth in Section 4.18.

“Release Date” shall have the meaning set forth in Section 9.1.

“Restricted Business” shall have the meaning set forth in Section 7.3(a).

“SB” shall have the meaning set forth in the preamble.

“Securities Act” means the Securities Act of 1933, as amended.

“Sellers” shall have the meaning set forth in the preamble.

“Seller Documents” shall have the meaning set forth in Section 3.1.

“Seller Indemnified Parties” shall have the meaning set forth in Section 8.2(b).

“Software” means any and all: (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (iv) all documentation, including user manuals and other training documentation related to any of the foregoing.

“Straddle Period” shall have the meaning set forth in Section 10.1(c).

“Subsidiary” means any Person of which: (i) a majority of the outstanding share capital, voting securities or other equity interests are owned, directly or indirectly, by the Company; or (ii) the Company is entitled, directly or indirectly, to appoint a majority of the board of directors or managers or comparable supervisory body of such Person.

“Successor Securities” shall have the meaning set forth in Section 3.6(a).

“Target Working Capital” means negative $6,418,188 of Net Working Capital.

“Tax” or “Taxes” means: (i) any federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever; (ii) any interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i); and (iii) any liability in respect of any items described in clauses (i) and/or (ii) payable by reason of Contract, assumption, transferee liability, operation of law, Treasury Regulation section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision of law) or otherwise.

“Tax Claim” shall have the meaning set forth in Section 10.1(d).

“Tax Deed” shall have the meaning set forth in Section 8.1(k).

“Tax Return” means any return, report or statement required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes the Company, or any of its Affiliates.

“Taxing Authority” means the IRS, any UK Tax Authority and any other Governmental Body responsible for the administration of any Tax.

“Technology” means, collectively, all computer hardware, networks, Software, information, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by or relate to, or are used in connection with the foregoing.

“Termination Date” shall have the meaning set forth in Section 9.1(a).

“Third Party Claim” shall have the meaning set forth in Section 9.3(b).

“Treasury Regulations” means the regulations promulgated under the Code.

“UK Tax” or “UK Taxation” means all forms of taxation, duties, withholding, deductions, imposts and levies imposed by a Tax Authority and any associated interest, penalty, surcharge or fine.

“UK Tax Authority” or “UK Taxation Authority” means any local, provincial, municipal, governmental, state, federal or other fiscal, revenue, customs or excise authority, body or official in the United Kingdom.

“US Benefit Plan” means any Benefit Plan: (i) of Educationcity-US; or (ii) of which any individual residing in the United States is a beneficiary.

“Unresolved Claims” shall have the meaning set forth in Section 9.5.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act, 29 U.S.C. §2101 et seq. (1988) and any similar Laws.

“Worker” means any person who provides individual services to the Company, but who is not treated as an employee for the purposes of taxation and/or employment law.

ARTICLE II

PURCHASE AND SALE OF THE PURCHASED SHARES

2.1 Purchase and Sale of the Purchased Shares.  At the Closing, the Sellers shall sell to the Purchaser, and the Purchaser shall purchase from the Sellers, the Purchased Shares, in exchange for an aggregate of: (i) $66,817,462 in cash (the “Cash Consideration”); (ii) 1,242,408 common shares of the Guarantor (the “Consideration Securities”); and (iii) the Additional Consideration Payments, as set forth in Section 2.2

(together with the Cash Consideration and the Consideration Securities, the “Purchase Price”).  At the Closing, the Cash Consideration, less the Indemnity Escrow Amount, shall be paid to the Sellers by wire transfer of immediately available funds into the account of the Sellers’ representative set forth on Schedule 2.1.  The wire transfer to such account shall satisfy in full the Purchaser’s obligation to pay the Sellers the Cash Consideration.

2.2 Deferred Consideration.

(a) On December 31, 2010, the Guarantor shall pay the Sellers $2,500,000 in cash by wire transfer of immediately available funds into the account of the Sellers’ representative set forth on Schedule 2.1 (or as otherwise designated in writing by the Sellers).  The wire transfer to such account shall satisfy in full the Purchaser’s obligation to pay the Sellers such amount.

(b) On December 31, 2011, the Guarantor shall pay the Sellers $2,500,000 in cash by wire transfer of immediately available funds into the account of the Sellers’ representative set forth on Schedule 2.1 (or as otherwise designated in writing by the Sellers).  The wire transfer to such account shall satisfy in full the Purchaser’s obligation to pay the Sellers such amount.

2.3 Working Capital Adjustment.

(a) Closing Adjustment.

(i) Prior to the Closing Date, the Sellers shall provide the Purchaser with an estimate of Net Working Capital on the date immediately prior to the date hereof (the “Estimated Closing Working Capital”) and the back up calculations made in connection with such estimate and such other back up documents as the Purchaser shall reasonably request.

(ii) If Target Working Capital exceeds Estimated Closing Working Capital (including by being less negative than Estimated Closing Working Capital), the Purchaser shall, as an adjustment to Purchase Price, reduce the Cash Consideration to be paid by the Purchaser to the Sellers by the amount of such excess.  If Estimated Closing Working Capital exceeds Target Working Capital (including by being less negative than Target Working Capital), the  Purchaser shall, as an adjustment to the Purchase Price, pay or caused to be paid to the Sellers the amount of such excess by wire transfer of immediately available funds into the account of the Sellers’ representative set forth on Schedule 2.1.  Such wire transfer to such account shall satisfy in full the Purchaser’s obligations pursuant to Section 2.3(a)(ii).

(b) Post-Closing Adjustment.

(i) As promptly as practicable, but no later than 90 days after the date hereof, the Purchaser shall cause to be prepared and delivered to the Sellers a statement (the “Closing Statement”) setting forth the Purchaser’s calculation of Net Working Capital on the date immediately prior to the date hereof (“Closing Working Capital”).

(ii) If the Sellers disagree with the Purchaser’s calculation of Closing Working Capital delivered pursuant to Section 2.3(b)(ii), the Sellers may, within 20 days after delivery of the Closing Statement, deliver a notice to the Purchaser disagreeing with such calculation and setting forth the Sellers’ calculation of such amount.  Any such notice of disagreement shall specify, in reasonable detail, those items or amounts as to which the Sellers disagree, and the Sellers shall be deemed to have agreed with all other items and amounts contained in the Closing Statement and the calculation of Closing Working Capital delivered pursuant to Section 2.3(b)(i).  If the Sellers do not deliver a notice of disagreement within the 20 day period specified in the first sentence of this Section 2.3(b)(ii), then the Sellers shall be deemed to have agreed to the Closing Statement for all purposes.

(iii) If a notice of disagreement shall be duly delivered pursuant to Section 2.3(b)(ii), the Purchaser and the Sellers shall, during the 15 days following such delivery, use their commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of Closing Working Capital, which amount shall not be less than the amount thereof shown in the Purchaser’s calculation delivered pursuant to Section 2.3(b)(i) nor more than the amount thereof shown in the Sellers’ calculation delivered pursuant to Section 2.3(b)(ii).  If the parties so resolve all disputes, the computation of Closing Working Capital, as amended to the extent necessary to reflect the resolution of the dispute, shall be conclusive and binding on the parties.  If during such period, the Purchaser and the Sellers are unable to reach an agreement, they shall promptly thereafter submit such dispute to the Independent Accountant.  In making such calculation, the Independent Accountant shall consider: (i) only written submissions by the Purchaser and the Sellers with respect to each of their calculations of the Closing Working Capital and not undertake any independent review; and (ii) only those items or amounts in the Closing Statement as to which the Sellers have disagreed and which are identified in the dispute notice delivered pursuant Section 2.3(b)(ii).  In resolving such dispute, the Independent Accountant shall be bound by the provisions of this Section 2.3(b).  The Independent Accountant shall deliver to the Purchaser and the Sellers, as promptly as practicable (but in any case no later than 30 days from the date of engagement of the Independent Accountant), a report setting forth the Closing Working Capital.  Such report shall be final and binding upon the Purchaser and the Sellers.  The fees, costs and expenses of the Independent Accountant’s review and report shall be allocated to and borne by the Sellers, jointly and severally, and the Purchaser based on the inverse of the percentage that the Independent Accountant’s determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Independent Accountant.  For example only and not by way of expansion or limitation, should the items in dispute total in amount to $1,000 and the Independent Accountant awards $600 in favor of the Sellers’ position, 40% of the costs would be borne by the Sellers, jointly and severally, and 60% of the costs of its review would be borne by the Purchaser.

(iv) If Estimated Working Capital exceeds Final Working Capital (including by being less negative than Final Working Capital), the Sellers shall, jointly and severally, pay to (or as directed by) the Purchaser, in the manner and with interest as provided in Section 2.3(b)(v), the amount of such excess as an adjustment to the Purchase Price.  If Final Working Capital exceeds Estimated Working Capital (including by being less negative than Estimated Working Capital), the  Purchaser shall pay or caused to be paid to the Sellers in the manner and with interest as provided in Section 2.3(b)(v), the amount of such excess as an adjustment to the Purchase Price.  “Final Working Capital” means Closing Working Capital: (i) as shown in the Purchaser’s calculation delivered pursuant to Section 2.3(b)(i) if no notice of disagreement with respect thereto is duly delivered pursuant to Section 2.3(b)(ii); or (ii) if such a notice of disagreement is delivered: (A) as agreed by the Purchaser and Sellers pursuant to Section 2.3(b)(iii); or (B) in the absence of such agreement, as shown in the Independent Accountant’s calculation delivered pursuant to Section 2.3(b)(iii); provided, that in no event shall Final Working Capital be more than the Sellers’ calculation of Closing Working Capital delivered pursuant to Section 2.3(b)(ii) or less than the Purchaser’s calculation of Closing Working Capital delivered pursuant to Section 2.3(b)(i).

(v) Any payment pursuant to Section 2.3(b)(iv) shall be made within 3 Business Days after Final Working Capital has been determined by wire transfer by the Company or the Sellers, as the case may be, of immediately available funds to the account of such other party as may be designated in writing by such other party.  In the case of the Sellers, the wire transfer shall be into the account of the Sellers’ representative set forth on Schedule 2.1.  The wire transfer to such account shall satisfy in full the obligation of the paying party with respect to such amount.  The amount of any payment to be made pursuant to this Section 2.3(b) shall bear interest from and including the date hereof to but excluding the date of payment at a rate per annum equal to the rate of interest published by The Wall Street Journal, Eastern Edition, from time to time as the “prime rate” at the large U.S. money center banks during the period from the date hereof to the date of payment.  Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed.

2.4 Closing Date.  The consummation of the sale and purchase of the Purchased Shares provided for in Section 2.1 hereof (the “Closing”) shall take place at the offices of Weil Gotshal & Manges LLP, 100 Federal Street, 34th Floor, Boston, Massachusetts (or at such other place as the Parties may designate in writing) to be effective as of 12:01 a.m. (Dallas, Texas time) on the date hereof (the “Closing Date”).

ARTICLE III

REPRESENTATIONS AND WARRANTIES RELATED TO THE SELLERS

Each Seller hereby severally (and not jointly) represents and warrants on behalf of itself to the Purchaser that the statements contained in this Article III are true and complete as of the date of this Agreement.

3.1 Authorization of Agreement.  Such Seller has all requisite power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by such Seller in connection with the consummation of the transactions contemplated by this Agreement (for all Sellers, the “Seller Documents”), and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and each of the Seller Documents applicable to such Seller, and the consummation of the transactions contemplated hereby and thereby, has been duly authorized and approved by all required action on the part of such Seller.  This Agreement has been, and each of the Seller Documents applicable to such Seller will be at or prior to the Closing, duly and validly executed and delivered by such Seller and (assuming due authorization, execution and delivery by Purchaser) this Agreement constitutes, and each of the Seller Documents applicable to such Seller when so executed and delivered will constitute, legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

3.2 Conflicts; Consents of Third Parties.

(a) None of the execution and delivery by such Seller of this Agreement or the Seller Documents applicable to such Seller, the consummation of the transactions contemplated hereby or thereby, or compliance by such Seller with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of: (i) any Contract or Permit to which such Seller is a party or by the Purchased Shares owned by Seller is bound; (ii) any Order of any Governmental Body applicable to such Seller or by which any of the properties or assets of such Seller are bound; or (iii) any applicable Law.

(b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of such Seller in connection with the execution and delivery of this Agreement, the Seller Documents applicable to such Seller, the compliance by such Seller with any of the provisions hereof, or the consummation of the transactions contemplated hereby, except for such consents, waivers, approvals, Orders, Permits, authorizations, declarations, filings or notifications that, if not obtained, made or given, would not, individually or in the aggregate, have a material adverse effect on the ability of such Seller to consummate the transactions contemplated by this Agreement.

3.3 Ownership and Transfer of the Purchased Shares.  Such Seller is the legal  and beneficial owner of the Purchased Shares set forth opposite such Seller’s name on Schedule 2.1, free and clear of any and all Liens.  Such Seller has the power, authority and legal capacity to sell, transfer, assign and deliver the Purchased Shares as provided in this Agreement, and such delivery will convey to the Purchaser good and marketable title to such Purchased Shares, free and clear of any and all Liens, except for requisite transfer tax stamps, which shall be paid by the Purchaser.  Other than as provided in Section 2.1 hereof, such Seller has not agreed, promised or made any commitment to transfer the Purchased Shares to any Person.

3.4 Litigation.  There is no Legal Proceeding pending or, to the Knowledge of such Seller, threatened against such Seller or to which such Seller is otherwise a party relating to this Agreement, the Seller Documents applicable to such Seller, the Purchased Shares owned by such Seller or the transactions contemplated hereby or thereby.

3.5 Financial Advisors.  No Person has acted, directly or indirectly, as a broker, finder or financial advisor for such Seller in connection with the transactions contemplated by this Agreement and no Person is or will be entitled to any fee or commission or like payment in respect thereof.

3.6 Consideration Securities.

(a) Such Seller has such knowledge and experience in financial and business matters so that such Seller is capable of protecting such Seller’s own interests in connection with the acquisition of the Consideration Securities (and any securities of the Guarantor or any other issuer issued, distributed or otherwise received in exchange therefor or upon conversion thereof or as a dividend or distribution on or otherwise in respect thereof (“Successor Securities”)) and evaluating the merits and risks of such Seller’s investment in the Purchaser.

(b) Such Seller and such Seller’s advisors have such knowledge and experience in financial, tax and business matters so as to enable such Seller to utilize the information made available to such Seller in connection with the investment contemplated hereby to evaluate the merits and risks of an investment in the Guarantor and to make an informed investment decision with respect thereto, and such Seller is an “accredited investor” as defined in Regulation D promulgated under the Securities Act.  Such Seller is familiar with the type of investment that the Consideration Securities (and any Successor Securities thereto) constitute and recognizes that an investment in the Guarantor involves substantial risks, including risk of loss of the entire amount of such investment.  Such Seller can bear the economic risk of the purchase of the Consideration Securities (and any Successor Securities thereto) and of the loss of the entire amount of the investment.

(c) Such Seller is aware that there are limitations and restrictions on the circumstances under which such Seller may offer to sell, transfer or otherwise dispose of the Consideration Securities (and any Successor Securities thereto).  Such limitations and restrictions include those set forth in Section 6.9 and those imposed by operation of applicable securities laws and regulations.  Such Seller acknowledges that as a result of such limitations and restrictions, it might not be possible to liquidate an investment in the Consideration Securities (and any Successor Securities thereto) readily and that it may be necessary to hold such investment for an indefinite period.

(d) In evaluating the suitability of an investment in the Guarantor, such Seller has not relied upon any oral or written representations or other information from the Purchaser or any Affiliate of the Purchaser or any agent or representative of the Purchaser or its Affiliates except as set forth herein.

(e) No person, including, without limitation, the Purchaser and its Affiliates and each of their managers, officers or their agents or employees, has warranted to such Seller, either expressly or by implication, in respect of the profit or loss (including tax write-offs and/or tax benefits) to be realized, if any, as a result of such Seller’s investment in the Consideration Securities (and any Successor Securities thereto).

(f) Such Seller is acquiring the Consideration Securities (and any Successor Securities thereto) for such Seller’s own account, for investment and not with a view to resale or distribution except in compliance with the Securities Act and this Agreement.  Such Seller agrees not to sell or otherwise transfer the Consideration Securities (and any Successor Securities thereto) without registration under the Securities Act or applicable state securities laws or an exemption therefrom and without complying with the Stockholders Agreement.  Such Seller acknowledges that the Consideration Securities (and any Successor Securities thereto) have not been and may not be registered under the Securities Act or the securities laws of any state.

(g) Such Seller’s principal place of business or residence for tax purposes is in the United Kingdom.

(h) Such Seller acknowledges and agrees that the certificates evidencing the Consideration Securities (and any Successor Securities thereto) shall bear the following legend:

“The securities represented by this certificate were issued in a private placement, without registration under the Securities Act, as amended, and may not be sold, assigned, pledged or otherwise transferred in the absence of an effective registration under the Securities Act covering the transfer or an opinion of counsel, satisfactory to the issuer, that registration under the Securities Act is not required.”

ARTICLE IV

REPRESENTATIONS AND WARRANTIES RELATED TO THE COMPANY

Except as disclosed by the Sellers in a written Company Disclosure Schedule and a written Educationcity-US Disclosure Schedule provided by the Sellers to the Purchaser dated as of the date hereof (the “Disclosure Schedules”), the Sellers, jointly and severally, hereby represent and warrant to the Purchaser that the statements contained in this Article IV are true and complete as of the date of this Agreement.  The Disclosure Schedules shall be arranged in sections corresponding to the numbered sections contained in this Article IV, and any disclosure in any section of the Disclosure Schedules shall qualify other sections in this Article IV to the extent it is reasonably apparent on its face that such disclosure also qualifies such other section in this Article IV.

4.1 Organization and Good Standing.

(a) The Company is a private limited company duly organized and validly existing under the laws of England and Wales and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted.  The Company is duly qualified or authorized to do business and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified or authorized could not reasonably be expected to have a Material Adverse Effect.  The statutory books of the Company have been properly kept and contain a complete and accurate records of the matters which are required to be dealt with in them and, to the Knowledge of the Company, there has been no allegation that any of them is incorrect or should be rectified.  The Company has delivered or made available to the Purchaser true, complete and correct copies of its memorandum and articles of association as in effect on the date hereof.

(b) Educationcity Inc. (“Educationcity-US”) is a corporation duly organized and validly existing under the laws of the State of Illinois and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted.  Educationcity-US is duly qualified or authorized to do business and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified or authorized could not reasonably be expected to have a Material Adverse Effect.  The Company has delivered or made available to the Purchaser true, complete and correct copies of Educationcity-US’s certificate of incorporation and bylaws as in effect on the date hereof.

4.2 Capitalization.  As of the date hereof, the Purchased Shares are all of the issued or outstanding equity interests in the Company.  The Purchased Shares are legally and beneficially owned by the Sellers in the amounts set forth on Schedule 2.1.  The Purchased Shares were properly and validly issued and allotted and are fully paid and non-assessable and were not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar rights.  There are no existing options, warrants, calls, rights or Contracts to which any Selling Party is a party requiring, and there are no securities of the Company outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional equity securities or other equity interests of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase equity securities of the Company, including the Purchased Shares, or other equity interests of the Company.  There are no obligations, contingent or otherwise, of the Company to: (i) repurchase, redeem or otherwise acquire any equity securities; or (ii) provide material funds to, or make any material investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any Person.  There are no outstanding equity appreciation, phantom equity, profit participation or similar rights with respect to the Company.  There are no bonds, debentures, notes or other Indebtedness of the Company having the right to vote or consent (or, convertible into, or exchangeable for, securities having the right to vote or consent) on any matters on which stockholders (or other equity holders) of the Company may vote.

4.3 Subsidiaries.  Schedule 4.3 sets forth the names of all shareholders or other equity owners of Educationcity-US and the number of shares of stock owned by each such shareholder or the amount of equity owned by each such equity owner.  The outstanding shares of capital stock or equity interests of Educationcity-US are validly issued, fully paid and non-assessable and were not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar right.  All such shares or other equity interests represented as being owned by the Company are owned by the Company free and clear of any and all Liens.  There is no existing option, warrant, call, right or Contract to which Educationcity-US is a party requiring, and there are no convertible securities of Educationcity-US outstanding which upon conversion would require, the issuance of any shares of capital stock or other equity interests of Educationcity-US or other securities convertible into shares of capital stock or other equity interests of Educationcity-US.  The Company has no Subsidiaries other than Educationcity-US and does not own, directly or indirectly, any capital stock or equity securities of any Person other than Educationcity-US.  There are no material restrictions on the ability of Educationcity-US to make distributions of cash to its respective equity holders.

4.4 Conflicts; Consents of Third Parties.

(a) None of the execution and delivery of the Seller Documents, the consummation of the transactions contemplated thereby, or compliance by the Company with any of the applicable provisions thereof will conflict with, or result in any violation or breach of, or conflict with or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or give rise to any obligation of the Company to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens, other than Permitted Exceptions, upon any of the properties or assets of the Company under any provision of: (i) the organizational documents of the Company or Educationcity-US; (ii) any material Contract or Permit to which the Company or Educationcity-US is a party or by which any of the properties or assets of the Company or Educationcity-US are bound; (iii) any Order binding on the Company or Educationcity-US or by which any of the properties or assets of the Company or Educationcity-US are bound; or (iv) any applicable Law.

(b) No consent, waiver, approval, Permit or authorization of or filing with, or notification to, any Person or Governmental Body is required on the part of the Company or Educationcity-US in connection with: (i) the consummation of the transactions contemplated hereby or the taking by the Company of any other action contemplated hereby; or (ii) the continuing validity and effectiveness immediately following the Closing of any material Contract or Permit.

4.5 Financial Statements.

(a) The Company has delivered or made available to the Purchaser copies of: (i) its unaudited consolidated financial statements (inclusive of Educationcity-US) as of December 31, 2009 and December 31, 2008; and (ii) its unaudited consolidated statement of assets and liabilities (inclusive of Educationcity-US) as of March 31, 2010 and the related statement of revenue and expenses for the 3 month period then ended (such statements referred to in subsections (i) and (ii) immediately above, including the schedules thereto, the “Financial Statements”).  Each of the Financial Statements is complete and correct in all material respects without modification of the accounting principles used in the preparation thereof throughout the periods presented and presents fairly in all material respects the financial position, results of operations and cash flow of the Company and Educationcity-US as at the dates and for the periods indicated subject to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be significant) and the absence of notes.  For the purposes hereof, the unaudited consolidated financial statements of the Company (inclusive of Educationcity-US) as of December 31, 2009 is referred to as the “Balance Sheet” and December 31, 2009 is referred to as the “Balance Sheet Date.”

(b) The Company and Educationcity-US make and keep books, records and accounts which, in reasonable detail, accurately and fairly reflect, in all material respects, the transactions and dispositions of their assets, and the Financial Statements are based on such books, records and accounts.  The Company and Educationcity-US maintain systems of internal accounting controls sufficient to provide reasonable assurance that financial statements can be prepared in conformity with GAAP.

4.6 No Undisclosed Liabilities.  Neither the Company nor Educationcity-US has any Indebtedness or Liabilities (whether or not required under GAAP to be reflected on a balance sheet or the notes thereto) other than those: (i) incurred in connection with the transactions contemplated by this Agreement; (ii) specifically reflected and fully reserved against in the Balance Sheet; or (iii) that are otherwise incurred in the Ordinary Course of Business since the Balance Sheet Date and which do not exceed $25,000.

4.7 Absence of Certain Developments.  Except as expressly contemplated by this Agreement, since the Balance Sheet Date: (i) the Company and Educationcity-US have conducted their business only in the Ordinary Course of Business; (ii) there has not been any event, change, occurrence or circumstance that, individually or in the aggregate with any such events, changes, occurrences or circumstances, has had or could reasonably be expected to have a Material Adverse Effect; and (iii) except as contemplated by this Agreement, neither the Company nor Educationcity-US has:

(a) borrowed any amount or incurred or become subject to any material Liabilities (whether or not of the type required under GAAP to be reflected on a balance sheet or the notes thereto) except Liabilities incurred in the Ordinary Course of Business and Liabilities under contracts entered into in the Ordinary Course of Business;

(b) subjected any portion of its assets to any Lien, except Liens for current property taxes not yet due and payable;

(c) terminated, or had terminated by any other party thereto,  any material Contract or any Contract with any customer;

(d) satisfied or discharged any material Lien or paid any material obligation, except for in the Ordinary Course of Business;

(e) sold, assigned or transferred any tangible assets except in the Ordinary Course of Business;

(f) sold, assigned, licensed (other than to a customer in the Ordinary Course of Business), abandoned, transferred, encumbered or otherwise disposed of any material Intellectual Property, Technology or any other material intangible assets;

(g) suffered any extraordinary losses or waived any rights of material value;

(h) made any capital expenditures or commitments exceeding $25,000.00 per expenditure or commitment;

(i) made or rescinded any election or settled or compromised any claim, in each case, relating to Taxes;

(j) entered into or made any material change in any Plans, compensation arrangements or agreements with any employee, officer or director;

(k) made any change in accounting or Tax reporting principles, methods or policies; or

(l) made any loans, advances or guarantees to or for the benefit of any employee or any members of their immediate families, other than advances made in the Ordinary Course of Business.

4.8 Taxes.

(a) US Taxes.

(i) Educationcity-US has timely filed (or has had filed on its behalf) all Tax Returns (other than Tax Returns which, if properly prepared, would involve an immaterial amount of Tax) required to be filed by or with respect to Educationcity-US and has timely paid, or caused to be timely paid, all material amounts of Taxes due and owing by or with respect to Educationcity-US (whether or not shown to be due on any Tax Returns) to the proper Governmental Body.  All such Tax Returns are true, correct and complete in all material respects.

(ii) No actions, audits, investigations, claims, assessments or other administrative or court proceedings are presently pending relating to the Tax Returns or any liability in respect of Taxes of Educationcity-US and, to the Knowledge of Educationcity-US, there is no threatened action, audit, investigation, claim, assessment or other administrative or court proceeding against Educationcity-US with respect to Taxes for any period.  No claim has been made by any taxing authority in a jurisdiction where Educationcity-US does not file Tax Returns to the effect that Educationcity-US is or may be subject to taxation by, or required to file a Tax Return in, such jurisdiction.

(iii) Educationcity-US: (i) is not a party to or bound by, and does not have any obligation under, any Tax allocation agreement, Tax indemnity agreement, Tax sharing agreement or similar contract or arrangement or any other obligation to indemnify any other person with respect to Taxes that will be in effect after the Closing; (ii) has never been a member of an affiliated group of corporations (as defined in Section 1504(a) of the Code) or filed or been included in or has been required to file or be included in an affiliated, consolidated, combined, unitary or similar Tax Return; (iii) does not have any current or potential liability for the Taxes of any other person under Treasury Regulation section 1.1502-6 (or any comparable provision of state, local or foreign Law), as transferee or successor, or otherwise; (iv) has not agreed to and is not required to make any adjustment pursuant to Section 481 of the Code or any similar provision of state, local or foreign Law, nor,  to the Knowledge of Educationcity-US, has any Governmental Body proposed any such adjustment; or (v) does not have any application pending with any Governmental Body requesting permission for any changes in accounting methods.

(iv) There are no Liens on any of the assets of Educationcity-US that arose in connection with any failure (or alleged failure) to pay any Tax other than for any Taxes: (i) not yet delinquent; or (ii) that Educationcity-US is contesting in good faith with appropriate proceedings as to which appropriate reserves have been set aside on the Financial Statements.

(v) Educationcity-US has complied in all material respects with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes and has timely withheld and paid all material amounts of Tax required to have been withheld and paid in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder, or other third party.

(vi) The Purchaser has been provided with true and complete copies of: (i) all Tax Returns of Educationcity-US (which if properly prepared would result in a material amount of Tax) for all taxable periods ending after December 31, 2005; and (ii) all revenue agents’ reports and other similar reports relating to the audit and examination of the Tax Returns of Educationcity-US for all taxable periods ending after  December 31, 2005.

(vii) Educationcity-US has not: (i) constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying or intended to qualify for tax-free treatment under Section 355 of the Code; (ii) been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii); or (iii) waived any statute of limitations in respect of Taxes, agreed to any extension of time with respect to a Tax assessment or deficiency, entered into a closing agreement under applicable Tax Law or requested or is subject to any private letter ruling of the Internal Revenue Service or comparable rulings of any taxing authority.

(viii) No property owned by Educationcity-US is: (i) property required to be treated as owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986; (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code; (iii) “tax-exempt financed property” within the meaning of Section 168(h)(5) of the Code; (iv) “limited use property” within the meaning of Rev. Proc. 2001-28, 2001-1 C.B. 1156, (v) subject to Section 168(g)(1)(A) of the Code; or (vi) subject to a “section 467 rental agreement” as defined in Section 467 of the Code.

(b) UK Taxes.

(i) General.

(1) The Company has within applicable time limits made all returns, provided all information and maintained all records in relation to UK

Tax as it is required to make, provide or maintain.  No return (and nothing in a return) is disputed or is yet to be determined by, or is subject to agreement with, a UK Tax Authority.

(2) The Company has paid all UK Tax which it has become liable to pay when due and is not, and has not in the 6 years ending on the date of this Agreement been, liable to pay a penalty, surcharge, fine or interest in connection with UK Tax.

(3) The Company is not and does not expect to be involved in a dispute in relation to UK Tax.  No UK Tax Authority has investigated or indicated that it intends to investigate the Company’s UK Tax affairs.

(4) The Company has duly submitted all elections, claims and disclaimers which have been assumed to have been made for the purposes of computing any provision for UK Tax in the Financial Statements.

(5) All clearances obtained by the Company have been properly obtained and all information supplied to any UK Tax Authority in connection with such clearances was complete and accurate in all respects and any transaction for which such clearance was obtained has been carried out only in accordance with the terms of the clearance given therefore and the application on which the clearance was based.

(ii) Distributions And Loan Relationships.

(1) Since its inception, the Company has not made a repayment of share capital to which section 210 Taxes Act 1988 (bonus issue following repayment of share capital) applies or issued share capital as paid up other than by the receipt of new consideration within the meaning of Part VI Taxes Act 1988 (company distributions, tax credits etc.).

(2) All interest, discounts or premiums payable by the Company in respect of its loan relationships within the meaning of Chapter II, Part IV Finance Act 1996 are capable of being brought into account as a debit for the purposes of that Chapter as and to the extent that they are from time to time recognized in the Financial Statements (assuming that the accounting policies and methods adopted for the purpose of the Financial Statements continue to be so adopted).

(iii) Capital Allowances.  The Company would not incur any balancing charge on the disposal of any asset (or class of assets in respect of which a separate computation for capital allowances is required, whether as a result of an election or otherwise) if that asset (or all the assets in that class) were disposed of for a consideration equal to the book value adopted for the purpose of the Financial Statements for that asset (or that class of assets).

(iv) Capital Gains.  No chargeable gain would arise in respect of any asset of the Company: (i) treated as such in the Financial Statements if that asset were to be disposed of for a consideration equal to the value attributed thereto in the Financial Statements; or (ii) acquired after the Balance Sheet Date if that asset were to be disposed of for a consideration equal to the consideration given for its acquisition, in each case disregarding any statutory rights to claim any allowance or relief other than amounts deductible under section 38 TCGA 1992.

(v) Residence.  The Company is not treated for any taxation purpose as resident in a country other than the country of its incorporation and does not have and nor has it within the past six years had, a branch, agency or permanent establishment in a country other than the country of its incorporation.

(vi) Employees.

(1) The Company is not under any obligation to pay, nor has it since the Balance Sheet Date paid or agreed to pay, any compensation for loss of office or any gratuitous payment not deductible in computing its income for the purposes of corporation tax.

(2) All National Insurance contributions and sums payable to HM Revenue & Customs under the P.A.Y.E system and any amounts of a corresponding nature payable to any non-UK Tax Authority due and payable by the Company up to the date hereof have been paid and the Company has made all such deductions and retentions as should have been made and has retained full, complete and accurate records in relation to any such payments, withholdings or deductions.

(vii) Stamp Taxes. All documents by virtue of which the Company has any right which are required to be stamped have been stamped and all duty, interest and penalties on those documents have been paid.

(viii) Value Added Tax.

(1) The Company: (i) is registered for the purposes of the VATA; (ii) has made, given, obtained and kept up to date, full and accurate records, invoices and documents appropriate or required for the purposes of the VATA; (iii) is eligible for full recovery of any VAT incurred; (iv) is not in arrears with payments or returns due under the VATA; and (v) has not been required by a UK Tax Authority to give security under the VATA.

(2) The Company is not a member of a group of companies for the purposes of section 43 VATA (groups of companies).

(3) In the three years ending on the date of this Agreement, the Company has not been in default in respect of an accounting period, as the terms “default” and “accounting period” are used in sub-section 59(1) VATA (the default surcharge).

(ix) Close Companies.

(1) The Company is a close company for the purposes of the Taxes Act 1988.

(2) The Company has not made a distribution within the meaning of section 418 Taxes Act 1988 except as provided for and properly disclosed in the Financial Statements.

(3) During all accounting periods ending within six years of the date hereof and the current accounting period, the Company has not done anything so as to give rise to an assessment under section 419 (as extended by section 422 Taxes Act 1988) (loans to participators etc.).

(4) The Company is not a close investment-holding company as defined in section 13A Taxes Act 1988.

(x) Groups.  The Company is not (and has not been in the past seven years) part of a group for the purposes of section 170 TGCA 1992 (groups of companies), section 402 of the Taxes Act 1988 (surrender of relief between members of a group) or Part 1, Schedule 7 of the Finance Act 2003 (stamp duty land tax: group relief), nor is it associated with any other company for the purposes of section 42 Finance Act 1930 (relief from stamp duty in case of transfer of property as between associated companies).

(xi) Secondary Liabilities and Degrouping. No event, transaction, act or omission has occurred which could result in the Company becoming liable for UK Tax which is primarily or directly chargeable against or attributable to a person other than the Company or which is charged by reference to the income or gains of another person and no degrouping charge will arise or claw back of relief or exemption from tax previously granted will be withdrawn or lost as a result of the transactions contemplated hereby.

(xii) Transfer Pricing. No transactions or arrangements involving the Company have taken place or are in existence which are such that the provisions of Schedule 28AA Taxes Act 1988 have been or could be applied to them.

(xiii) Inheritance Tax.

(1) The assets of the Company and the shares of the Company are not, and will not in consequence of an event occurring on or before Completion (whether or not in combination with an event occurring after Completion)

become, subject to a charge as mentioned in section 237 Inheritance Tax Act 1984 (imposition of charge).

(2) No person has, or could in consequence of an event occurring on or before Completion (whether or not in combination with an event occurring after Completion) obtain, the power under section 212 Inheritance Tax Act 1984 (powers to raise tax) to raise inheritance tax by the sale or mortgage of, or by a terminable charge on, an asset of the Company.

(xiv) Avoidance.

(1) The Company has not entered into any arrangements or transactions the main purpose, or one of the main purposes, of which was the avoidance of UK Tax.

(2) Any gain on the disposal of shares by the Company in Educationcity-US would not be a chargeable gain by virtue of the exemption in Schedule 7AC TCGA 1992.

4.9 Real Property.

(a) Neither the Company nor Educationcity-US owns any real property or interests in real property (including improvements thereon and easements appurtenant thereto) in fee.

(b) Schedule 4.9(b) sets forth a complete list of all real property and interests in real property leased by the Company or Educationcity-US (as lessee or lessor) (the “Real Property Leases”).  The properties leased under the Real Property Leases constitute all interests in real property currently used, occupied or currently held for use by the Company or Educationcity-US.  The Company has delivered to the Purchaser true, correct and complete copies of the Real Property Leases, together with all amendments, modifications or supplements, if any, thereto.

(c) The Company or Educationcity-US (as applicable) has a valid, binding and enforceable leasehold interest under each of the Real Property Leases under which it is a lessee, free and clear of all Liens other than Permitted Exceptions.  Each of the Real Property Leases is in full force and effect.  The Company or Educationcity-US (as applicable) is not in default under any Real Property Lease and, to the Knowledge of the Company and the Knowledge of Educationcity-US, no event has occurred which if not remedied, and whether with or without notice or the passage of time or both, would result in such a default.  Neither the Company nor Educationcity-US has received or given any written notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company or Educationcity-US under any of the Real Property Leases and, to the Knowledge of the Company and the Knowledge of Educationcity-US, no other party is in default thereof, and no party to any Real Property Lease has exercised any termination rights with respect thereto.

(d) To the Knowledge of the Company and the Knowledge of Educationcity-US, no properties leased under the Real Property Leases are subject to the payment of outgoings except those specified in the Real Property Leases and the usual rates and taxes.

4.10 Tangible Personal Property.

(a) The Company or Educationcity-US has good and marketable title to all of the items of tangible personal property used or held for use or intended to be used by the Company or Educationcity-US (the “Personal Property”), free and clear of any and all Liens, other than Permitted Exceptions.  All such items of Personal Property which are material to the operation of the Company or Educationcity-US are in good condition and in a state of good maintenance and repair (ordinary wear and tear excepted).

(b) Schedule 4.10(b) sets forth all leases of personal property by the Company or Educationcity-US involving annual payments in excess of $10,000 relating to personal property (the “Personal Property Leases”).  All of the items of personal property under the Personal Property Leases which are material to the operation of the Company or Educationcity-US, are in good condition and repair (ordinary wear and tear excepted) and are suitable for the purposes used.  The Company has delivered or made available to the Purchaser true, correct and complete copies of the Personal Property Leases, together with all amendments, modifications or supplements thereto.

(c) The Personal Property and the personal property leased by the Company or Educationcity-US under the Personal Property Leases are sufficient for the continued operation of the Company and Educationcity-US as their business is currently conducted.  The Company or Educationcity-US (as applicable) has a valid, binding and enforceable leasehold interest under each of the Personal Property Leases under which it is a lessee.  Each of the Personal Property Leases is in full force and effect and neither the Company nor Educationcity-US has received or given any written notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company or Educationcity-US under any of the Personal Property Leases and, to the Knowledge of the Company and the Knowledge of Educationcity-US, no other party is in default thereof, and no party to the Personal Property Leases has exercised any termination rights with respect thereto.

4.11 Intellectual Property.

(a) Schedule 4.11(a) sets forth an accurate and complete list of all Internet domain names, Patents, registered and material unregistered Marks and Copyrights, registered Designs, and pending applications for registration of Marks,

Copyrights and Designs owned by the Company or Educationcity-US.  Schedule 4.11(a) lists: (i) the owner of each such item of Company Intellectual Property; (ii) the jurisdictions in which each such item of Company Intellectual Property has been issued, registered, or in which any such application for such issuance and registration has been filed; and (iii) the registration or application date, as applicable.

(b) The Company and Educationcity-US are the sole and exclusive legal and beneficial owners of or have valid and continuing rights to use, sell or license, as the case may be, all Company Intellectual Property and Company Technology as the same is used, sold and licensed in their businesses as presently conducted, free and clear of all Liens or obligations to others (except in relation to Company Intellectual Property and Company Technology, in each case, not owned by the Company or Educationcity-US, obligations in contracts or licenses with counterparties thereunder).

(c) The Company Intellectual Property and Company Technology, the design, development, manufacturing, distribution, offer for sale, sale or use of any products and services in connection with their businesses as presently conducted, and the present business practices, methods and operations of the Company and Educationcity-US do not infringe, constitute an unauthorized use of, misappropriate, dilute or violate any Intellectual Property or other right of any Person (including pursuant to any non-disclosure agreements or obligations to which the Company or Educationcity-US or any of its Current Employees or Former Employees is a party). The Company Intellectual Property and the Company Technology include all of the Intellectual Property and Technology and respective rights thereto necessary and sufficient to enable the Purchaser to conduct the businesses of the Company and Educationcity-US in the manner in which such businesses are currently being conducted.

(d) Except with respect to licenses of commercial off the shelf Software available on reasonable terms for a license fee of no more than $25,000, neither the Company nor Educationcity-US is required, obligated, or under any liability whatsoever, to make any payments by way of royalties, fees or otherwise to any Person with respect to: (i) any Intellectual Property or the use thereof; or (ii) any Technology or the use thereof.

(e) Schedule 4.11(e) sets forth a complete and accurate list of all Contracts: (i) to which the Company or Educationcity-US is a party: (A) granting any Intellectual Property License, other than those implied by the sale of goods or services; (B) containing a covenant not to compete or otherwise limiting either of their ability to: (x) exploit fully any of their Intellectual Property; or (y) conduct their businesses in any market or geographical area or with any Person; or (ii) to which the Company or Educationcity-US is a party containing an agreement to indemnify any other Person against any claim of infringement, unauthorized use, misappropriation, dilution or violation of Intellectual Property.  The Company has delivered to

Purchaser true, correct and complete copies of each Contract set forth on Schedule 4.11(e) together with all amendments, modifications or supplements thereto.

(f) Each of the Intellectual Property Licenses is in full force and effect and is the legal, valid and binding obligation of the Company or Educationcity-US (as applicable), enforceable against such party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).  Neither the Company nor Educationcity-US is in default under any Intellectual Property License, nor, to the Knowledge of the Company or the Knowledge of Educationcity-US, is any other party to an Intellectual Property License in default thereunder, and, to the Knowledge of the Company or the Knowledge of Educationcity-US, no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder.  No party to any of the Intellectual Property Licenses has exercised any termination rights with respect thereto and, to the Knowledge of the Company and the Knowledge of Educationcity-US, there are no material disputes regarding the scope or performance of any such agreement.  The Company and Educationcity-US have good and valid title to the Intellectual Property Licenses, free and clear of all Liens other than Permitted Exceptions and those set forth on Schedule 4.11(e).

(g) No Trade Secret material to the business of the Company or Educationcity-US as presently conducted has been authorized to be disclosed or has been actually disclosed by the Company, Educationcity-US or any of the Sellers to any of their Current Employees or Former Employees or any third Person other than pursuant to a valid and enforceable confidentiality or non-disclosure agreement.  The Company and Educationcity-US have taken security measures to protect the secrecy, confidentiality and value of all the Trade Secrets included in the Company Intellectual Property and any other non-public, proprietary information included in the Company Technology, which measures are reasonable in the industry in which the Company and Educationcity-US operate.  None of the Company Technology or Company Intellectual Property was developed by an Current Employee or Former Employee or other third Person who has not executed a valid written agreement pursuant to which such Current Employee or Former Employee or other third Person has assigned to the Company or Educationcity-US all of their rights to such portion or element of the Company Technology or Company Intellectual Property and, if applicable, waived any moral rights in any Copyrights.

(h) Neither the Company nor Educationcity-US is or has been the subject of any past, pending or, to the Knowledge of the Company or the Knowledge of Educationcity-US, threatened Legal Proceedings which involve a claim of infringement, unauthorized use, misappropriation, dilution or violation by any Person against the Company or Educationcity-US or challenging the ownership, use, validity or enforceability of any Company Intellectual Property or Company Technology.  Neither the Company nor Educationcity-US has received written (including by electronic mail) notice of any such threatened claim and, to the Knowledge of the Company and the Knowledge of Educationcity-US, there are no facts or circumstances that would form the basis for any such claim or challenge.  The Company Intellectual Property and the Company Technology, and all of the Company’s and Educationcity-US’s rights in and to the Company Intellectual Property and the Company Technology, are valid and enforceable.

(i) To the Knowledge of the Company and the Knowledge of Educationcity-US, no Person is infringing, violating, misusing or misappropriating any Company Intellectual Property, and no such claims have been made against any Person by the Company or Educationcity-US.

(j) There are no Orders binding upon the Company or Educationcity-US which restrict, in any material respect, any rights to any Company Intellectual Property or which affect the validity, use or enforceability of any Company Intellectual Property.

(k) The consummation of the transactions contemplated hereby will not result in the loss or impairment of the Company’s or Educationcity-US’s right to own or use any of the Company Intellectual Property or Company Technology.

(l) No Current Employee or Former Employee has any right, title or interest, directly or indirectly, in whole or in part, in any material Company Intellectual Property.  To the Knowledge of the Company and the Knowledge of Educationcity-US, no Current Employee or Former Employee is, as a result of or in the course of such employee’s, consultant’s or independent contractor’s engagement with the Company or Educationcity-US, in default or breach of any material term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement.

(m) Schedule 4.11(m) sets forth a complete and accurate list of (i) all Software included in the Company Technology legally and beneficially owned exclusively by the Company or Educationcity-US that is material to the operation of the businesses of those entities; and (ii) all other Software used in such businesses that is not exclusively owned by the Company or Educationcity-US, excluding commercial-off-the-shelf Software available on reasonable terms for a license fee of no more than $25,000.

(n) The Company Technology is adequate for the businesses of the Company and Educationcity-US, as presently conducted.  The Company Technology has not suffered any material failure within the past 2 years and is reasonably secure against intrusion.  To the Knowledge of the Company and the Knowledge of Educationcity-US, neither the Company nor Educationcity-US has suffered any security breaches within the past 2 years that have resulted in a third party obtaining access to any PII Data or confidential information of the Company or Educationcity-US or any of their customers or suppliers.

(o) All of the source code relating to Software included in the Company Technology is in the possession or control of the Company or Educationcity-US or is the subject of enforceable escrow deposit arrangements with independent escrow agents.

(p) No open source or public library Software (including any version of any Software licensed pursuant to any GNU public license), has been incorporated into any product of the Company or Educationcity-US where, as a result of the use of such open source or public library Software: (i) the Company or Educationcity-US is obligated to make available to third parties the source code for any of their proprietary Software products; (ii) third parties are permitted to create any derivative work based on such proprietary Software or any part thereof; or (iii) third parties are permitted to distribute or redistribute such proprietary Software at no charge.

(q) The Company and Educationcity-US have established and maintained  commercially reasonable privacy policies and are and have been in compliance therewith.

(r) The consummation of the transactions contemplated by this Agreement does not violate any of the Company’s or Educationcity-US’s privacy policies, nor require the Company or Educationcity-US to provide any notice to, or seek any consent from, any employee, customer, user, supplier, service provider or other third party under any such policy.  No privacy policy of the Company or Educationcity-US will impose any restrictions upon the Company’s or Educationcity-US’s ability to use, possess or disclose such PII Data in the manner that such PII Data was used, possessed or disclosed prior to the date hereof.

(s) The Company and Educationcity-US have materially complied with all relevant requirements under the DPA, including: (i) the data protection principles set out in the DPA; and (ii) any requests from data subjects (as defined by the DPA) for access to PII Data held by the Company or Educationcity-US.  Neither the Company nor Educationcity-US has received notice from, nor been subject to, enquiries by the Information Commissioner’s Office regarding non-compliance or alleged non-compliance by the Company and/or Educationcity-US with any provisions of the DPA.  To the Knowledge of the Company and the Knowledge of Educationcity-US, no individual has alleged that the Company or Educationcity-US has failed to comply with the provisions of the DPA or claimed compensation from the Company or Educationcity-US under the DPA, including for unauthorized disclosure of PII Data.

4.12 Material Contracts.

(a) Schedule 4.12(a) sets forth a list of all of the Contracts to which the Company or Educationcity-US is a party or by which any of their assets are bound (collectively, the “Material Contracts”):

(i) Contracts with customers containing service level guarantees;

(ii) Contracts with any current or former officer, director, equity holder or Affiliate of the Company or Educationcity-US;

(iii) Contracts for the sale of any of the assets of the Company or Educationcity-US (other than customer contracts, in the Ordinary Course of Business) or for the grant to any Person of any preferential rights to purchase any of their assets;

(iv) Contracts for joint ventures, strategic alliances, partnerships, or sharing of profits, revenues or proprietary information;

(v) Contracts containing: (a) covenants of the Company or Educationcity-US not to compete in any line of business or with any Person in any geographical area or not to solicit or hire any Person with respect to employment; or (b) covenants of any other Person not to compete with the Company or Educationcity-US in any line of business or in any geographical area or not to solicit or hire any Person with respect to employment;

(vi) Contracts relating to the acquisition (by merger, purchase of stock or assets or otherwise) by the Company or Educationcity-US of any business or material asset or the capital stock of any other Person;

(vii) Contracts relating to the incurrence, assumption or guarantee of any Indebtedness or imposing a Lien on any of the assets of the Company or Educationcity-US;

(viii) Contracts providing for payments by or to the Company or Educationcity-US in excess of $5,000 in any fiscal year or $25,000 in the aggregate during the term thereof;

(ix) Contracts providing for severance, retention, change in control or other similar payments;

(x) Contracts for the employment of any individual on a full-time, part-time or consulting or other basis;

(xi) Contracts with independent contractors or consultants (or similar arrangements);

(xii) Contracts of guaranty, surety or indemnification, direct or indirect, by the Company or Educationcity-US; and

(xiii) Labor, collective bargaining or similar agreements.

(b) Each of the Material Contracts is in full force and effect and is the legal, valid and binding obligation of the Company or Educationcity-US enforceable against the Company or Educationcity-US (as applicable) and to the Knowledge of the Company and the Knowledge of Educationcity-US the other parties thereto, in accordance with its terms and, upon consummation of the transactions contemplated by this Agreement, shall continue in full force and effect without penalty or termination right.  Neither the Company nor Educationcity-US is in default under any Material Contract, nor, to the Knowledge of the Company or the Knowledge of Educationcity-US, is any other party to any Material Contract in breach of or default thereunder, and to the Knowledge of the Company and the Knowledge of Educationcity-US no event has occurred that with the lapse of time or the giving of notice or both would constitute a breach or default by the Company or Educationcity-US or any other party thereunder.  No party to any of the Material Contracts has exercised any termination rights with respect thereto, and no such party has given notice of any significant dispute with respect to any Material Contract.  The Company has delivered or made available to the Purchaser true, correct and complete copies of all of the Material Contracts, together with all amendments, modifications or supplements thereto.

4.13 Employee Benefits.

(a) Schedule 4.13(a) set forth a list of all Benefit Plans operated by the Company and Educationcity-US (the “Company Benefit Plans”).  Apart from the Company Benefit Plans, there are no other Benefit Plans.  The Company has no obligation to make contributions to any Company Benefit Plan, except as set forth under Schedule 4.13(a).

(b) Neither the Company nor Educationcity-US is or has at any time since 27 April 2004 been an employer or been connected with or an associate of (as those terms are used in the UK Pensions Act 2004) an employer in relation to an occupational pension scheme (as defined in section 1 of the UK Pension Schemes Act 1993) established in the UK which is not a money purchase scheme (as defined in section 181 of the UK Pension Schemes Act 1993) and no Current Employee or Former Employee has any entitlement under a Benefit Plan which is not an entitlement to money purchase benefits (as defined in section 181 of the UK Pension Schemes Act 1993).  No amount due by the Company or Educationcity-US to a Company Benefit Plan is unpaid.

(c) The Company and the Subsidiaries have complied with their obligations to consult, designate and facilitate access to a stakeholder pension scheme as required by the UK Welfare Reform and Pensions Act 1999.

(d) No Current Employee or Former Employee is entitled to early retirement terms which are different from those in a Company Benefit Plan as a result of a previous transfer under the UK Transfer of Undertakings (Protection of Employment) Regulations 2006 (or its predecessor legislation).

(e) The Company Benefit Plans have been designed to comply in all material respects with and have been administered in all material respects in accordance with all applicable legal and administrative requirements and the trusts, powers and provisions of the Company Benefit Plans.  The Company and Educationcity-US have complied with Article 141 (ex Article 119) of the Treaty of Rome as it applies to the eligibility of a Current Employee or Former Employee to join, contributions made to and the provision of benefits under the Company Benefit Plans.

(f) Schedule 4.13(f) sets forth: (i) details of the job titles, salaries, age and dates of commencement of continuous service for each Current Employee.  There are no proposals to change the terms, schemes, arrangements or policies relating to Current Employees.

(g) There are no Current UK Employees who have been or are expected to be absent from work for a period in excess of one month, where such employee has a right to return to work, (whether contractual or otherwise).

(h) The Company has no obligation, on the redundancy of any person, to make any payment in excess of any statutory minimum payment and has not in the past three years preceding the date of this Agreement operated any discretionary practice of making any such excess payments to any of its employees.  The Company has no obligation to follow any contractual redundancy procedure.

(i) The Company has, in relation to each of the Current UK Employees and Workers and their Former UK Employees and Former Workers,  complied with all obligations imposed on it by all contracts, statutes, orders, regulations, awards, codes of conduct and custom and practice, relevant to the terms and conditions of service or engagement and to the relations between it and the Current UK Employees and/or Workers and/or Former UK Employees or Former Workers. Without limitation to the foregoing, this shall include maintaining up to date and accurate records in relation to the same, and to the service of each such person.

(j) The Company does not recognize, nor is it legally obliged to recognize, any trade union, works council or any other body representing the Current UK Employees or any of them for any purpose in any jurisdiction (including, without limitation, collective bargaining or negotiating).  No industrial dispute has arisen since the Company’s inception between the Company and the Current UK Employees and/or Former Employees and/or any trade union, works council, employee representatives or other organization formed for similar purpose, in any jurisdiction.

(k) Within the last 24 months the Company has not given notice of any redundancies to the Secretary of State in the United Kingdom (and there have not been any circumstances which would require the giving of such notice by the Company).

(l) United States Benefits Matters.

(i) None of the Company, Educationcity-US or any ERISA Affiliate thereof contributes or has been required to contribute (on a contingent basis or otherwise), to any multiemployer plan within the meaning of Section 3(37) of ERISA.  No US Benefit Plan has ever been subject to Title IV of ERISA and, to the Knowledge of Educationcity-US, no event (including any action or any failure to take any action) has occurred with respect to any US Benefit Plan currently maintained by the Company, Educationcity-US or any ERISA Affiliate thereof that would subject the Company or Educationcity-US to any liability under Title IV of ERISA.

(ii) The US Benefit Plans have been maintained, in all material respects, in accordance with their terms and with all provisions of ERISA, the Code and other applicable federal and state laws, and none of the Company, Educationcity-US nor any “party in interest” or “disqualified person” with respect to the US Benefit Plans has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA.  No fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any US Benefit Plan.

(iii) The US Benefit Plans intended to qualify under Section 401 of the Code are so qualified and the trusts maintained pursuant thereto are exempt from federal income taxation under Section 501 of the Code, and nothing has occurred with respect to the operation of such plans which could cause the loss of such qualification or exemption or the imposition of any liability, penalty or tax under ERISA or the Code.

(iv) There are no pending actions, claims or lawsuits which have been asserted or instituted against the US Benefit Plans, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any fiduciary of the US Benefit Plans with respect to the operation of such plans (other than routine benefit claims), nor, to the Knowledge of Educationcity-US are there any facts which could form the basis for any such claim or lawsuit.

(v) None of the US Benefit Plans provide for post-employment life or health insurance, benefits or coverage for any participant or any beneficiary of a participant, except as may be required under COBRA and at the expense of the participant or the participant’s beneficiary.

(vi) No payment pursuant to any US Benefit Plan or other arrangement between the Company or Educationcity-US and any “service provider” (as such term is defined in Section 409A of the Code and the Treasury Regulations and IRS guidance thereunder), including, without limitation, the grant, vesting or exercise of any equity option, would subject any Person to a Tax pursuant to Section 409A of the Code, whether pursuant to the consummation of the transactions contemplated by this Agreement or otherwise.

(vii) The consummation of the transactions contemplated by this Agreement will not by itself: (i) result in any payment of severance or other compensation becoming due to any Current Employee or Former Employee; (ii) increase any benefits under any US Benefit Plan; or (iii) result in the acceleration of the time of payment, vesting or funding of any such benefits under any US Benefit Plan.  None of the Company nor Educationcity-US is a party to any contract, agreement, plan or arrangement covering any Current Employee or Former Employee that, individually or collectively, could give rise to imposition of any excise tax or the payment of any amount that would not be deductible by reason Section 280G of the Code.

4.14 Litigation.  There is no material Legal Proceeding pending or, to the Knowledge of the Company or the Knowledge of Educationcity-US, threatened against the Company or Educationcity-US (or to the Knowledge of the Company or the Knowledge of Educationcity-US, pending or threatened, against any of the officers, directors or employees thereof with respect to their business activities on behalf of the Company or Educationcity-US), or to which the Company or Educationcity-US is otherwise a party, before any Governmental Body nor, to the Knowledge of the Company or the Knowledge of Educationcity-US, is there any reasonable basis for any such Legal Proceeding.  Neither the Company nor Educationcity-US is subject to any Order, and neither the Company nor Educationcity-US is in breach or violation of any Order.  Neither the Company nor Educationcity-US is engaged in any legal action to recover monies due it or for damages sustained by it.  There are no Legal Proceedings pending or, to the Knowledge of the Company or the Knowledge of Educationcity-US, threatened against the Company or Educationcity-US or to which the Company or Educationcity-US is otherwise a party relating to this Agreement, the Company’s or Educationcity-US’s ability to perform hereunder, any Seller Document or the transactions contemplated hereby or thereby.

4.15 Compliance with Laws; Permits.

(a) The Company and Educationcity-US are and have been in compliance in all material respects with all Laws.  Neither the Company nor Educationcity-US have received any written nor, to the Knowledge of the Company or the Knowledge of Educationcity-US, other notice of or been charged with the violation of any Laws.  Neither the Company nor Educationcity-US is under investigation with respect to the violation of any Laws and there are no facts or circumstances which could form the basis for any such violation.

(b) Schedule 4.15(b) contains a list of all Permits which are required for the operation of the Company or Educationcity-US as their respective businesses are presently conducted and as presently intended by the Company to be conducted.  The Company and Educationcity-US currently have all Permits which are required for their respective operations as presently conducted and as presently intended by the Company to be conducted, other than those the failure of which to have would not have a Material Adverse Effect.  Neither the Company nor Educationcity-US is in default or violation, and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation, in any material respect of any term, condition or provision of any Permit and, to the Knowledge of the Company and the Knowledge of Educationcity-US, there are no facts or circumstances which could form the basis for any such default or violation.  None of the Permits will be impaired or in any material way affected by the consummation of the transactions contemplated by this Agreement.

4.16 Insurance.  The Company and Educationcity-US have insurance policies in full force and effect: (a) for such amounts as are sufficient for all requirements of Law and all agreements related thereto to which the Company or Educationcity-US is a party; and (b) which are in such amounts, with such deductibles and against such risks and losses, as are reasonable for the Company or Educationcity-US, as applicable.  Set forth in Schedule 4.16 is a list of all insurance policies and all fidelity bonds held by the Company or Educationcity-US.

4.17 Accounts and Notes Receivable and Payable.

(a) All accounts and notes receivable of the Company or Educationcity-US have arisen from bona fide transactions in the Ordinary Course of Business and are payable on ordinary trade terms (“Accounts Receivable”).  To the extent not paid prior to the date hereof, all accounts and notes receivable of the Company or Educationcity-US are current and collectible at the aggregate recorded amounts thereof, net of any applicable reserve for returns or doubtful accounts reflected thereon, which reserves are calculated in a manner consistent with past practice.  Other than in the Ordinary Course of Business, none of the accounts or the notes receivable of the Company or Educationcity-US: (i) are subject to any setoffs or counterclaims; or (ii) represent obligations for goods sold on consignment, on approval or on sale-or-return basis or subject to any other repurchase or return arrangement.

(b) All accounts payable of the Company or Educationcity-US: (i) are reflected in the Balance Sheet or arose after the date thereof; (ii) are the result of bona fide transactions in the Ordinary Course of Business; and (iii) have been paid or are not yet due and payable.

4.18 Related Party Transactions.  No Current Employee, Former Employee, officer, director or equity holder of the Company or Educationcity-US, any member of their immediate family or any Affiliate of the Company or Educationcity-US (“Related Persons”): (i) owes any amount to the Company or Educationcity-US, nor does the Company or Educationcity-US owe any amount to, or has the Company or Educationcity-US committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person; (ii) is involved in any business arrangement, understanding or contractual or other business relationship with the Company or Educationcity-US (whether written or oral); (iii) owns any property or right, tangible or intangible, that is used or held for use by the Company or Educationcity-US; (iv) has any claim or cause of action against the Company or Educationcity-US; or (v) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Company or Educationcity-US.  All agreements between the Company and Educationcity-US on the one hand, and any Related Person, on the other hand, are on arm’s length market terms and are reflected appropriately in the Financial Statements.

4.19 Customers and Suppliers.

(a) Schedule 4.19 sets forth a list of the Company’s and Educationcity-US’s (on a consolidated basis): (i) customers and the related invoice amounts as of January 1, 2009 to May 31, 2010; and (iii) 10 largest suppliers, measured by the dollar amount of applicable purchases therefrom, during each of: (a) the fiscal year ended on December 31, 2008; and (b) the fiscal year ended on December 31, 2009), showing the approximate annual and/or total sales to the Company or Educationcity-US from each such supplier during such periods.

(b) Since the Balance Sheet Date, no customer or supplier listed on Schedule 4.19 has terminated its relationship with the Company or Educationcity-US or materially changed the pricing, extent of services or other terms of its business with the Company or Educationcity-US and, no customer or supplier listed on Schedule 4. 19 has notified the Company or Educationcity-US that it intends to terminate or materially change the pricing, extent of services or other terms of its business with the Company or Educationcity-US, as applicable.  No customer on Schedule 4. 19 has been provided discounts from the Company’s or Educationcity-US’s standard rates or credits or similar incentives, except as set forth on Schedule 4.19.

4.20 Financial Advisors.  No Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Company in connection with the transactions contemplated by this Agreement and no Person is or will be entitled to any fee or commission or like payment in respect thereof.

4.21 Certain Payments.  Neither the Company nor Educationcity-US nor, to the Knowledge of the Company or the Knowledge of Educationcity-US, any Related Party, or other Person associated with or acting on behalf of any of them, has directly or indirectly: (i) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services: (a) to obtain favorable treatment in securing business for the Company Educationcity-US; (b) to pay for favorable treatment for business secured by the Company or Educationcity-US; (c) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or Educationcity-US; or (d) in violation of any Law; or (ii) established or maintained any fund or asset with respect to the Company or Educationcity-US that has not be recorded in the books and records of the Company or Educationcity-US (as applicable).

ARTICLE V

REPRESENTATIONS AND WARRANTIES RELATED TO THE PURCHASER

The Purchaser hereby represents and warrants on behalf of itself to the Sellers that the statements contained in this Article V are true and complete as of the date of this Agreement.

5.1 Organization and Good Standing.  The Purchaser is a private limited company duly organized, validly existing and in good standing under the laws of England and Wales and has the requisite power and authority to carry on its business as now being conducted.  The Purchaser is an indirect, wholly owned subsidiary of the Guarantor.

5.2 Authorization of Agreement.  The Purchaser has full power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by the Purchaser in connection with the consummation of the transactions contemplated hereby and thereby (the “Purchaser Documents”), and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by the Purchaser of each Purchaser Document has been duly authorized by all necessary action on behalf of Purchaser.  Each Purchaser Document will be at or prior to the Closing, duly executed and delivered by the Purchaser and (assuming the due authorization, execution and delivery by the other parties thereto) each Purchaser Document when so executed and delivered will constitute, the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.3 Conflicts; Consents of Third Parties.

(a) None of the execution and delivery by the Purchaser of the Purchaser Documents, the consummation of the transactions contemplated thereby, or the compliance by the Purchaser with any of the provisions thereof will conflict with, or result in violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of (i) the memorandum and articles of association of the Purchaser; (ii) any Contract, or Permit to which the Purchaser is a party or by which any of the properties or assets of the Purchaser are bound; (iii) any Order of any Governmental Body applicable to the

Purchaser or by which any of the properties or assets of the Purchaser are bound; or (iv) any applicable Law.

(b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of the Purchaser in connection with the execution and delivery of the Purchaser Documents or the compliance by the Purchaser with any of the provisions thereof.

5.4 Litigation.  There are no Legal Proceedings pending or, to the knowledge of the Purchaser, threatened that are reasonably likely to prohibit or restrain the ability of the Purchaser to enter into this Agreement or consummate the transactions contemplated hereby.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES RELATED TO THE GUARANTOR

The Guarantor hereby represents and warrants on behalf of itself to the Sellers that the statements contained in this Article VI are true and complete as of the date of this Agreement.

6.1 Organization and Good Standing.  The Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to carry on its business as now being conducted.  The Guarantor is the indirect parent of the Purchaser.

6.2 Authorization of Agreement.  The Guarantor has full power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by the Guarantor in connection with the consummation of the transactions contemplated hereby and thereby (the “Guarantor Documents”), and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by the Guarantor of each Guarantor Document has been duly authorized by all necessary action on behalf of Purchaser.  Each Guarantor Document will be at or prior to the Closing, duly executed and delivered by the Guarantor and (assuming the due authorization, execution and delivery by the other parties thereto) and each Guarantor Document when so executed and delivered will constitute, the legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

6.3 Conflicts; Consents of Third Parties.

(a) None of the execution and delivery by the Guarantor of the Guarantor Documents, the consummation of the transactions contemplated thereby, or the compliance by the Guarantor with any of the provisions thereof will conflict with, or result in violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of (i) the certificate of incorporation of the Guarantor; (ii) any Contract, or Permit to which the Guarantor is a party or by which any of the properties or assets of the Guarantor are bound; (iii) any Order of any Governmental Body applicable to the Guarantor or by which any of the properties or assets of the Guarantor are bound; or (iv) any applicable Law.

(b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of the Guarantor in connection with the execution and delivery of the Guarantor Documents or the compliance by the Guarantor with any of the provisions thereof.

6.4 Litigation.  There are no Legal Proceedings pending or, to the knowledge of the Guarantor, threatened that are reasonably likely to prohibit or restrain the ability of the Guarantor to enter into this Agreement or consummate the transactions contemplated hereby.

ARTICLE VII

COVENANTS

7.1 Further Assurances. The Parties shall use their respective commercially reasonable efforts to: (i) take, or cause to be taken, all actions necessary or appropriate to consummate the transactions contemplated by this Agreement; and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.  At or after the Closing, and without further consideration, the Sellers will execute and deliver to the Purchaser such further instruments of conveyance and transfer as the Purchaser may reasonably request: (a) to more effectively convey and transfer the Purchased Shares to the Purchaser, free and clear of any Lien and subject to no legal or equitable restrictions of any kind; or (b) to exercise rights with respect to such Purchased Shares.

7.2 Preservation of Records.  The Sellers agree that each of them shall preserve and keep the records held by them relating to the Company and Educationcity-US for a period of 3 years from the date hereof and shall make such records available to the Purchaser during normal business hours upon reasonable advance notice as may be reasonably required by the Purchaser in connection with, among other things, any insurance claims, legal proceedings or governmental investigation or in order to enable the Purchaser to comply with its obligations under this Agreement and each other agreement, document or instrument contemplated hereby.  In the event the Sellers wish to destroy (or permit to be destroyed) such records after that time, the Sellers shall first give

45 days prior written notice to the Purchaser and the Purchaser shall have the right at its option and expense, upon prior written notice given to the Sellers within that 45 day period, to take possession of the records within 60 days after the date of such notice.

7.3 Non-Competition; Non-Solicitation; Confidentiality.

(a) For a period from the date hereof until the fifth anniversary of the date hereof, the Sellers shall not and shall cause their Affiliates (other than the Guarantor and its Subsidiaries) not to, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of any business (other than the Guarantor and its Subsidiaries), whether in corporate, proprietorship or partnership form or otherwise, engaged in providing online instruction, practice, assessment and/or reporting products, tools and/or services to the K-12 (in the United States and applicable international equivalents) education space or that otherwise competes with the Guarantor or its Subsidiaries, the Company or Educationcity-US (a “Restricted Business”); provided, however, that the restrictions contained in this Section 7.3(a) shall not restrict the acquisition by the Sellers, directly or indirectly, of less than 5% of the outstanding capital stock of any publicly traded company engaged in a Restricted Business.

(b) For a period from the date hereof to the fifth anniversary of the date hereof, the Sellers shall not and shall cause their directors, officers, employees and Affiliates not to: (i) cause, solicit, induce or encourage any Current Employee to leave such employment or hire, employ or otherwise engage any such individual; or (ii) cause, induce or encourage any actual or prospective client, customer, supplier (including any content providers) or licensor of the Company or Educationcity-US (including any existing or former customer of the Company or Educationcity-US and any Person that becomes a client or customer of the Company or Educationcity-US after the Closing) or any other Person who has a business relationship with the Company or Educationcity-US, to terminate or modify any such actual or prospective relationship.

(c) From and after the date hereof, the Sellers shall not and shall cause their Affiliates not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors and employees of the Purchaser and its Affiliates or use or otherwise exploit for its own benefit or for the benefit of anyone other than the Purchaser and its Affiliates, any Confidential Information (as defined below).  The Sellers and their Affiliates shall not have any obligation to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by Law; provided, however, that in the event disclosure is required by applicable Law, the applicable Seller shall, to the extent reasonably possible, provide the Purchaser with prompt notice of such requirement prior to making any disclosure so that Purchaser may seek an appropriate protective order.  For purposes of this Section 7.3(c), “Confidential Information” means any non-public information with respect to the Company or Educationcity-US, including methods of operation, customers, customer lists, products, prices, fees, costs, Technology, inventions, Trade Secrets, know-how, Software, marketing methods, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters.  Confidential Information does not include, and there shall be no obligation hereunder with respect to, information that: (i) is generally available to the public on the date of this Agreement; or (ii) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder.

(d) The covenants and undertakings contained in this Section 7.3 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section 7.3 will cause irreparable injury to the Purchaser, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated.  Accordingly, the remedy at law for any breach of this Section 7.3 will be inadequate.  Therefore, the Purchaser will be entitled to an injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of this Section 7.3 without the necessity of proving actual damages or posting any bond whatsoever.  The rights and remedies provided by this Section 7.3 are cumulative and in addition to any other rights and remedies which the Purchaser may have hereunder or at law or in equity.  In the event that the Purchaser were to seek damages for any breach of this Section 7.3, the Sellers acknowledge and agree that the portion of the Cash Consideration which is allocated by the Parties to the foregoing covenant shall not be considered a measure of or limit on such damages.

(e) The Parties hereto agree that, if any court of competent jurisdiction in a final non-appealable judgment determines that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature contained in this Section 7.3 is unreasonable, arbitrary or against public policy, then a lesser time period, geographical area, business limitation or other relevant feature which is determined by such court to be reasonable, not arbitrary and not against public policy may be enforced against the applicable Party.

(f) The Parties acknowledge that, in connection with this Agreement, the Sellers are also entering into Service Agreements which contain provisions related to non-competition, non-solicitation and confidentiality.  The Parties acknowledge and agree that such provisions of such Services Agreements and their obligations thereunder are separate and independent of the provisions of this Section 7.3 and do not conflict with, and are not modified by, nor modify, the provisions of this Section 7.3.

7.4 Publicity.  Neither the Sellers nor the Purchaser shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other Party hereto, unless disclosure is otherwise required by applicable Law, provided that, to the extent required by applicable Law, the Party intending to make such release shall use its commercially reasonable efforts consistent with such applicable Law to consult with the other Party with respect to the timing and content thereof.  Each of the Purchaser and the Sellers agrees that the terms of this Agreement shall not be disclosed or otherwise made available to the public and that copies of this Agreement shall not be publicly filed or otherwise made available to the public, except where such disclosure, availability or filing is required by applicable Law and only to the extent required by such Law.  Notwithstanding anything to the contrary in this Section 7.4, the Guarantor and its Affiliates may make any disclosure or filing they reasonably deem to be required by applicable securities Laws or regulations or any rules or regulations of the NASDAQ National Market System.  The Sellers acknowledge and agree that the Guarantor will be required to file this Agreement with the Commission and consent to such filing.

7.5 Lock Up.

(a) The Sellers hereby agree that during the periods specified in Section 7.5(b), they will not, directly or indirectly, do or permit any of the following (the “Lock-Up”): offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any Consideration Securities or any Successor Securities subject to such Lock Up, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Consideration Securities or any Successor Securities subject to such Lock-Up, whether any such aforementioned transaction is to be settled by delivery of the Consideration Securities or any Successor Securities or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement.  In addition, the Sellers agrees that they will not, during the Lock-Up, make any demand for or exercise any right with respect to, the registration of any Consideration Securities or any Successor Securities subject to such Lock Up.  Notwithstanding anything to the contrary in this Section 7.5, the Sellers shall be allowed to participate in any secondary offering of the Common Stock of the Guarantor under the Securities Act for the Guarantor’s own account for cash (other than (i) a registration on a Form S-4; (ii) a registration on a Form S-8; (iii) a registration relating to an SEC Rule 145 transaction; or (iv) a registration in which the only Common Stock being issued is Common Stock issuable upon conversion of debt securities that are also being issued).  Capitalized terms used in the previous sentence and not otherwise defined herein shall have that meaning ascribed to them in the Registration Rights Agreement.

(b) The Lock-Up shall apply as follows: (1) from the Closing Date until the date 12 months after the Closing Date, the Lock Up shall apply to 100% of the Consideration Securities and any Successor Securities; (2) from the date 12 months after the Closing Date until the date 18 months after the Closing Date, the Lock-Up shall apply to 75% of the Consideration Securities and any Successor Securities; (3) from the date 18 months after the Closing Date until the date 24 months after the Closing Date, the Lock-Up shall apply to 50% of the Consideration Securities and any Successor Securities; (4) from the date 24 months after the Closing Date until the date 30 months after the Closing Date, the Lock-Up shall apply to 25%

of the Consideration Securities and any Successor Securities; and (5) on the date 30 months after the Closing Date, the Lock-Up shall expire with regard to all Consideration Securities and any Successor Securities.

(c) Notwithstanding anything to the contrary in Section 7.5(b), if a Seller resigns his employment with the Company other than for Good Reason (as such term is defined in the applicable Seller’s Employment Agreement with the Company) or is terminated for Cause (as such term is defined in the applicable Seller’s Employment Agreement with the Company) prior to December 31, 2011, each of the dates (other than the Closing Date) set forth in Section 7.5(b) shall be extended with respect to the Consideration Securities issued to such Seller pursuant to this Agreement and any Successor Securities thereto for that number of days equal to the number of days that such resignation or termination date is prior to December 31, 2011 (regardless of whether or not such securities have been transferred pursuant to Section 7.5(d) or otherwise).

(d) A transfer or disposition of Consideration Securities or any Successor Securities: (i) to a Member of the Immediate Family of the applicable Seller; and (ii) upon the death of any Seller, by will or other instrument taking effect at the death of such Seller, or by applicable laws of descent and distribution, such Seller’s estate, executors, administrators and personal representatives and then such Seller’s heirs, legatees or distributees, whether or not such recipients are Members of the Immediate Family of such Seller, shall not violate the provisions of this Section 7.5, provided, however, in each case, that such transferee agree to be bound by the provisions of this Section 7.5.

(e) Notwithstanding anything herein to the contrary, the  Guarantor may enter into a written trading plan established pursuant to Rule 10b5-1 of the Exchange Act during the Lock-Up, and the Company may announce the establishment of such a plan, provided that no direct or indirect offers, pledges, sales, contracts to sell, sales of any option or contract to purchase, purchases of any option or contract to sell, grants of any option, right or warrant to purchase, loans, or other transfers or disposals of any Consideration Securities or any Successor Securities may be effected pursuant to such trading plan during the Lock-Up.

(f) The Sellers acknowledge and agree that the certificates evidencing the Consideration Securities (and any Successor Securities thereto) shall bear the following legend for the period of the Lock-Up:

“The sale, encumbrance or other disposition of the securities represented by this certificate are subject to the lock-up provisions of that certain Share Purchase Agreement by and among Matthew Drakard, Simon Booley, Thomas Morgan, Archipelago Learning Holdings UK Limited and Archipelago Learning, Inc. dated as of June 9, 2010 set forth in Section 7.5 of that agreement, a copy of which may be inspected at the principal office of Archipelago Learning, Inc. without charge.”

(g) In furtherance of the foregoing, the Sellers hereby authorize the Guarantor and its transfer agent and registrar to refuse to effect any transfer of any Consideration Securities and any Successor Securities if such transfer would constitute a violation or breach of this Section 7.5.

7.6 Payment of Stay Bonuses.

(a) The Purchaser shall procure that the Company shall pay the stay bonuses due to those employees of the Company listed in Schedule 7.6 in the amounts and currency shown opposite their names on Schedule 7.6 on December 31st, 2010.

(b) In the event that any of the employees listed on Schedule 7.6 cease to be employed by the Company prior to December 31st, 2010 the amount due to such employees shall be divided between the remaining employees listed in Schedule 7.6 in the proportion to which the stay bonus payable to each remaining employee bears to the total amount of the stay bonuses payable to all the remaining employees.

7.7 Cash.  At the Closing, the Company shall, and the Sellers shall cause the Company to, have at least $2,500,000 of Cash.

ARTICLE VIII

 CLOSING CONDITIONS AND DELIVERABLES

8.1 Sellers Closing Deliverables. Simultaneously with the execution and delivery of this Agreement, the Sellers shall and hereby do take the following actions and make the following additional deliverables to the Purchaser, all of which shall, in form and substance, be reasonably acceptable to the Purchaser:

(a) Purchased Shares Certificates.  (i) The original share certificates of the Company comprising the Purchased Shares, duly endorsed in blank or accompanied by transfer powers to the Purchaser free and clear of all Liens except for requisite transfer tax stamps, which shall be paid by the Purchaser (which certificates will be cancelled by the Company and reissued to the Purchaser to represent the Purchased Shares); (ii) an irrevocable power of attorney duly executed by each of the Sellers in respect of their respective Purchased Shares, appointing the Purchaser their lawful attorney in respect of such Purchased Shares; and (iii) a reissued certificate from the Company representing the Purchased Shares.

(b) Escrow Agreement.  Escrow Agreement, duly executed by the Sellers, in the form attached as EXHIBIT A hereto.

(c) MD Services Agreement.  MD Services Agreement, duly executed by MD and the Company, in the form attached hereto as EXHIBIT B.

(d) SB Services Agreement. SB Services Agreement, duly executed by SB and the Company, in the form attached hereto as EXHIBIT C.

(e) TM Services Agreement.  TM Services Agreement, duly executed by TM and the Company, in the form attached hereto as EXHIBIT D.

(f) Kwak Employment Agreement.   Kwak Employment Agreement, duly executed by Matthew Kwak and Educationcity-US, in the form attached hereto as EXHIBIT E.

(g) Registration Rights Agreement. Registration Rights Agreement, duly executed by the Sellers, in the form attached hereto as EXHIBIT F (the “Registration Rights Agreement”).

(h) Evidence of Ownership of Educationcity-US.  Evidence of the Company’s 100% ownership of the equity securities of Educationcity-US, free and clear of all Liens, reasonably acceptable to the Purchaser.

(i) Financials.  The Company’s: (i) consolidated unaudited financial statements for each of the fiscal years ending: (x) December 31, 2009; and (y) December 31, 2008; and (ii) unaudited statement of assets and liabilities as of March 31, 2010 and the related statement of revenue and expenses for the 3 month period then ended, in each case, reasonably acceptable to the Purchaser.

(j) Resignations.  Resignations of all of the directors of the Company and Educationcity-US, duly executed by each such director.

(k) Tax Deed.  Tax Deed, duly executed by the Sellers, in the form attached hereto EXHIBIT G (the “Tax Deed”).

(l) Estimate of Net Working Capital.  The Sellers’ good faith estimate of Net Working Capital as of the Closing Date and the back up calculations made in connection with such estimate and such other back up documents as the Purchaser shall reasonably request.

(m) FIRPTA Certificate.  (i) A certificate executed by a responsible corporate officer of Educationcity-US dated as of the Closing Date, on behalf of its stockholder that Educationcity-US is not, and has not been at any time during the five years preceding the date of such certification, a United States real property holding company, as defined in Section 897(c)(2) of the Code; and (ii) proof reasonably satisfactory to the Purchaser that Educationcity-US has provided notice of such certification to the Internal Revenue Service in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).

(n) Cash.  Evidence, reasonably acceptable to the Purchaser of the Cash required pursuant to Section 7.7.

8.2 Purchaser Closing Deliverables.  Simultaneously with the execution and delivery of this Agreement, the Purchaser shall and hereby does take the following actions and makes the following additional deliverables to the Sellers, all of which shall, in form and substance, be reasonably acceptable to the Sellers:

(a) Cash Consideration.  The Cash Consideration.

(b) Consideration Securities Statements.  Effective DSR Statements providing for Consideration Securities in the names of the Sellers in the amounts set forth on Schedule 2.1.

(c) Escrow Agreement.  Escrow Agreement, duly executed by the Purchaser, in the form attached as EXHIBIT A hereto.

(d) Registration Rights Agreement. Registration Rights Agreement duly executed by the Guarantor, in the form attached hereto as EXHIBIT F.

(e) Tax Deed.  Tax Deed, duly executed by the Purchaser, in the form attached hereto EXHIBIT G.

ARTICLE IX

INDEMNIFICATION

9.1 Survival of Representations and Warranties.  The representations and warranties of the Parties contained in this Agreement, any certificate delivered pursuant hereto or any Seller Document or Purchaser Document shall survive until the date which is 18 months after the Closing Date (the “Release Date”); provided, however, that the following representations and warranties shall survive the Closing indefinitely, except for Section 4.8 (Taxes), Section 4.12 (Intellectual Property) and Section 4.14 (Employee Benefits), which will survive until the date that is 60 days after the expiration of the statute of limitations for assessments thereunder, taking into account any extension or waiver of such statute of limitations: (i) related to the Sellers, set forth in Section 3.1 (Authorization of Agreement), Section 3.3 (Ownership and Transfer of the Purchased Shares); and Section 3.5 (Financial Advisors); (ii) related to the Company, set forth in Section 4.1 (Organization and Good Standing), Section 4.2 (Capitalization), Section 4.3 (Subsidiaries), Section 4.4 (Authorization of Agreement), Section 4.8 (Taxes), Section 4.12 (Intellectual Property), Section 4.14 (Employee Benefits) and Section 4.21 (Financial Advisors); and (iii) related to the Purchaser, set forth in Section 5.1 (Organization and Good Standing) and Section 5.2 (Authorization of Agreement) (the specific representations and warranties set forth in clauses (i), (ii) and (iii) the “Fundamental Representations”).  Notwithstanding anything to the contrary in this Section 9.1, the obligations under Section 9.2(a)(i) and Section 9.2(b)(i) shall not terminate with respect to any matter as to which the Person to be indemnified shall have given notice (stating in reasonable detail the basis of the claim for indemnification, although the amount of such claim need not be fixed at such time) to the indemnifying party in accordance with Section 9.3(a) before the Release Date.

9.2 Indemnification.

(a) Subject to Sections 9.1 and 9.4, following the Closing, the Sellers hereby agree to jointly and severally indemnify and hold the Purchaser and its Affiliates (which, for the avoidance of doubt, after Closing shall include the Company and Educationcity-US) and their respective directors, officers, employees, equity holders, members, partners, agents, attorneys, representatives, successors and assigns (collectively, the “Purchaser Indemnified Parties”) harmless from and against, and pay to the applicable Purchaser Indemnified Parties the amount of, any and all losses, liabilities, claims, obligations, deficiencies, demands, judgments, damages (including indirect, incidental and consequential damages), interest, fines, penalties, claims, suits, actions, causes of action, assessments, awards, costs and expenses (including reasonable costs of investigation and defense and attorneys’ and other professionals’ fees), or any diminution in value, whether or not involving a third party claim (individually, a “Loss” and, collectively, “Losses”) based upon, attributable to or resulting from:

(i) any breach or failure to be true of the representations or warranties made by any Selling Party in this Agreement or in any Seller Document; or

(ii) any breach of any covenant or other agreement on the part of any Selling Party under this Agreement or any Seller Document.

(b) Subject to Section 9.1 and 9.4, following the Closing, the Purchaser hereby agrees to indemnify and hold the Sellers and their Affiliates and their respective equity holders, directors, officers, employees, members, partners, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Seller Indemnified Parties”) harmless from and against, and pay to the applicable Seller Indemnified Parties the amount of, any and all Losses based upon, attributable to or resulting from:

(i) any breach or failure to be true of any of the representations or warranties made by the Purchaser in this Agreement or in any Purchaser Document; or

(ii) any breach of any covenant or other agreement on the part of the Purchaser under this Agreement or any Purchaser Document.

(c) Notwithstanding anything to the contrary in Section 9.2, “Losses” shall not include any item which would otherwise be a Loss, but: (i) which is fully reserved against or specifically and fully taken into account in the calculation of Final Working Capital; (ii) which arises as a result of any change in legislation made after the Closing Date having a retrospective effect; or (iii) which arises as a result of any change after the Closing Date of any accounting policy or practice or in the accounting reference date of the Company or Educationcity-US (other than as a result of a change to accounting policy or practice that should have been made prior to the date of Completion pursuant to applicable law or regulation) having a retrospective effect.  In addition, no Indemnifying Party will be liable for a Loss to the extent that such Loss has already been fully recovered in respect of another claim by the Indemnifying Party.

(d) The right to indemnification or any other remedy based on representations, warranties, covenants and agreements in this Agreement, any Seller Document or Purchaser Document shall not be affected by any investigation conducted at any time, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement.  The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any such covenant or agreements, will not affect the right to indemnification or any other remedy based on such representations, warranties, covenants and agreements.

9.3 Indemnification Procedures.

(a) A claim for indemnification for any matter not involving a third party claim may be asserted, in each case, by notice to the party from whom indemnification is sought; provided, however, that failure to so notify the indemnifying party shall not preclude the indemnified party from any indemnification which it may claim in accordance with this Article VIII, except to the extent that the indemnifying party can demonstrate actual loss and prejudice as a result of such failure.

(b) In the event that any Legal Proceedings shall be instituted or that any claim or demand shall be asserted by any third party in respect of which indemnification may be sought under Section 9.2 hereof (regardless of the limitations set forth in Section 9.4) (“Third Party Claim”), the indemnified party shall promptly cause written notice of the assertion of any Third Party Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party.  The failure of the indemnified party to give reasonably prompt notice of any Third Party Claim shall not release, waive or otherwise affect the indemnifying party’s obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual loss and prejudice as a result of such failure. Subject to the provisions of this Section 9.3, the indemnifying party shall have the right, at its sole expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against by it hereunder; provided that the indemnifying party shall have acknowledged in writing to the indemnified party its unqualified obligation to indemnify the indemnified party for such Third Party Claim as provided herein.  If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against by it hereunder, it shall within 10 Business Days of the indemnified party’s written notice of the assertion of such Third Party Claim (or sooner, if the nature of the Third Party Claim so requires) notify the indemnified party of its intent to do so; provided that the indemnifying party must conduct its defense of the Third Party Claim actively and diligently thereafter in order to preserve its rights in this regard.  If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against by it hereunder, fails to notify the indemnified party of its election as herein provided or contests its obligation to indemnify the indemnified party for such Losses under this Agreement, the indemnified party may defend against, negotiate, settle or otherwise deal with such Third Party Claim.  If the indemnified party defends any such Third Party Claim, then the indemnifying party shall reimburse the indemnified party for the expenses of defending such Third Party Claim upon submission of periodic bills.  If the indemnifying party shall assume the defense of any Third Party Claim, the indemnified party may participate at his or its own expense, in the defense of such Third Party Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if: (i) so requested by the indemnifying party to participate; or (ii) in the reasonable opinion of counsel to the indemnified party, a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel (plus any appropriate local counsel) for all indemnified parties in connection with any Third Party Claim.  Each party hereto agrees to provide reasonable access to each other party to such documents and information as may reasonably be requested in connection with the defense, negotiation or settlement of any such Third Party Claim.  Notwithstanding anything in this Section 9.3 to the contrary, the indemnifying party shall not, without the written consent of the other party (which consent shall not be unreasonably withheld or delayed), settle or compromise any Third Party Claim or permit a default or consent to entry of any judgment unless: (x) the claimant (or claimants) provides an unqualified release of the indemnified party and all of its Related Persons from all liability in respect of the Third Party Claim; and (y) the consideration for such settlement and release is solely monetary and such monetary consideration is paid solely by the indemnifying party.  If the indemnifying party makes any payment on any Third Party Claim, the indemnifying party shall be subrogated, to the extent of such payment, to all rights and remedies of the indemnified party to any insurance benefits or other claims of the indemnified party with respect to such Third Party Claim.  The Sellers shall not settle any Third Party Claim with respect to Taxes without the prior written consent of Purchaser.

(c) After any final decision, judgment or award shall have been rendered by a Governmental Body of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement, in each case with respect to a Third Party Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the indemnifying party shall pay all of such remaining sums so due and owing to the indemnified party in accordance with Section 9.5.

9.4 Limitations on Indemnification for Breaches of Representations and Warranties

(a) An indemnifying Party shall not have any liability under Sections 9.2(a)(i) or Sections 9.2(b)(i) hereof unless the aggregate amount of Losses incurred by the indemnified parties and indemnifiable hereunder exceeds $500,000 and that for the purposes of this calculation any individual Losses of less than $2,500 shall be ignored (provided, that claims of a similar nature or type shall be aggregated for purposes of this threshold) (the “Basket”) and, in such event, the indemnified party shall be entitled to seek indemnification for the full amount of such Losses; provided that the Basket shall not apply to Losses related to the failure to be true and correct or breach of any of the Fundamental Representations.

(b) The Sellers shall not have any liability under Section 9.2(a)(i) for an aggregate amount of Losses exceeding $6,250,000 (the “Cap”); provided that: with respect to Losses related to the failure to be true and correct or breach of any Fundamental Representation: (i) there shall be no Cap; and (ii) such Losses shall not be included in any calculation of the aggregate amount of Losses for purposes of determining whether or not the Cap has been exceeded.

(c) For purposes of determining the failure of any representations or warranties to be true and correct or any breach thereof, the breach of any covenants or agreements, and calculating Losses hereunder, any materiality or Material Adverse Effect qualifications in the representations, warranties, covenants and agreements shall be disregarded.

(d) If an Indemnifying Party pays in full the amount payable to the Indemnified Party in respect of any Loss and the Indemnified Party or its Affiliates subsequently recovers from a third party (including an insurer) an unconditional and final payment which relates to the matter that gave rise to that Loss, the Purchaser must notify the Indemnifying Party and: (i) if the amount paid by the Indemnifying Party to the Indemnified Party is less than the amount recovered from the third party (net of collection expenses, deductibles and taxes associated with such recovery), the Indemnified Party shall pay the Indemnifying Party an amount equal to the amount that the Indemnifying Party paid to the Indemnified Party; or (ii) if the amount paid by the Indemnifying Party to the Indemnified Party is more than the amount recovered from the third party (net of collection expenses, deductibles and taxes associated with such recovery), the Indemnified Party shall pay the Indemnifying

Party an amount equal to the amount recovered from the third party (net of collection expenses, deductibles and taxes associated with such recovery).

(e) The Purchaser shall cause the Company and Educationcity-US to take all steps required by Law to avoid or mitigate any Loss.

(f) The Purchaser agrees that rescission shall not be available as a remedy for the breach of this Agreement and agrees not to claim that remedy, except in the case of claims based on fraud, intentional misrepresentation or willful misconduct.

9.5 Indemnity Escrow.  On the date hereof, the Purchaser shall, on behalf of the Sellers, pay to Wells Fargo N.A., as escrow agent for the Purchaser and the Sellers (the “Escrow Agent”), in immediately available funds, to the account designated by the Escrow Agent, an amount equal to $6,250,000 (together with interest earned thereon the “Indemnity Escrow Amount”), in accordance with the terms of this Agreement and the Escrow Agreement, which will be executed at the Closing, by and among the Purchaser, the Sellers and the Escrow Agent (the “Escrow Agreement”) in the form attached hereto as EXHIBIT A.  Any payment any Seller is obligated to make to any Purchaser Indemnified Parties after the rendering of a final decision, judgment or award of a Governmental Body of competent jurisdiction pursuant to this Article IX or Article X or under the Tax Deed shall be paid first, to the extent there are sufficient funds in the Indemnity Escrow Amount, by release of funds to the Purchaser Indemnified Parties from the Indemnity Escrow Amount by the Escrow Agent in accordance with the terms of the Escrow Agreement, and shall accordingly reduce the Indemnity Escrow Amount and, second, to the extent the Indemnity Escrow Amount is insufficient to pay any remaining sums due, then the Sellers or Seller (as applicable) shall be required to pay all of such additional sums due and owing to the Purchaser Indemnified Parties by wire transfer of immediately available funds within 5 Business Days after the date of such notice.  On the 12 month anniversary of the Closing Date, the Escrow Agent shall release $3,125,000 to the Sellers (by wire transfer of immediately available funds into the account of the Sellers’ representative set forth on Schedule 2.1 (or as otherwise designated in writing by the Sellers)) less: (i) any amount previously utilized to pay any Purchaser Indemnified Party; and (ii) the amount of any claims for indemnification by any Purchaser Indemnified Party asserted prior to such date but not yet resolved.  The wire transfer to such account shall satisfy in full the Escrow Agent’s obligation (if any) to release to the Sellers such amount.  On the Release Date, the Escrow Agent shall release the remainder of the Indemnity Escrow Amount (to the extent not utilized to pay any Purchaser Indemnified Parties for any indemnification claims) to the Sellers (by wire transfer of immediately available funds into the account of the Sellers’ representative set forth on Schedule 2.1 (or as otherwise designated in writing by the Sellers), which wire transfer to such account shall satisfy in full the Escrow Agent’s obligation (if any) to release to the Sellers such amount), except that the Escrow Agent shall retain an amount (up to the total amount then held by the Escrow Agent) equal to the amount of claims for indemnification under this Article IX or Article X or claims under the Tax Deed asserted prior to such date but not yet resolved (“Unresolved Claims”).  The Indemnity Escrow

Amount retained for Unresolved Claims shall be released by the Escrow Agent (to the extent not utilized to pay any Purchaser Indemnified Parties for any such claims resolved in favor of such Purchaser Indemnified Parties) upon their resolution in accordance with this Article IX or Article X or the Tax Deed and the Escrow Agreement.

9.6 Tax Treatment of Indemnity Payments.  The Sellers and the Purchaser agree to treat any indemnity payment made pursuant to this Article IX as an adjustment to the Purchase Price for all Tax purposes.  If, notwithstanding the treatment required by the preceding sentence, any indemnification payment under Article IX (including this Section 9.6) is determined to be taxable to the Purchaser Indemnified Parties, the Sellers shall also indemnify such Purchaser Indemnified Parties for any Taxes incurred by reason of the receipt of such payment and any Losses incurred by the such Purchaser Indemnified Parties in connection with such Taxes (or any asserted deficiency, claim, demand, action, suit, proceeding, judgment or assessment, including the defense or settlement thereof, relating to such Taxes).

9.7 Exclusive Remedy.  Except for: (i) claims based on fraud, intentional misrepresentation or willful misconduct; (ii) claims based on any breach of Section 7.3 or Section 7.5; and (iii) claims for non-monetary injunctive relief to enforce post-Closing covenants, the respective indemnifications and rights to recover provided for in this Article IX shall be the sole and exclusive remedy for Losses arising solely under this Agreement.

ARTICLE X

TAXES

10.1 U.S. Tax Matters.

(a) Tax Indemnification.  The Sellers hereby agree to be liable for and to indemnify the Purchaser Indemnified Persons from and against, and pay to the Purchaser Indemnified Persons any Losses arising out of, attributable to or resulting from: (i) all income taxes of Educationcity-US: (A) for any taxable period ending on or prior to the Closing Date; and (B) for the portion of any Straddle Period (as defined below) ending at the close of business on the Closing Date; (ii) all income taxes imposed on Educationcity-US, pursuant to Treasury Regulation section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar provision under state, local or foreign Law) by reason of their having been a member of a consolidated, combined, unitary or similar group on or prior to the Closing Date; and (iii) the failure of any of the representations or warranties contained in Section 4.8 to be true and correct in all respects as of the Closing Date or the failure to perform any covenant with respect to Taxes.

(b) Filing of Tax Returns; Payment of Taxes.

(i) The Sellers shall timely file or cause to be timely filed, all Tax Returns of or with respect to Educationcity-US required to be filed on or prior to the Closing Date and shall pay or cause to be paid all Taxes shown due thereon.  The Sellers shall provide the Purchaser with copies of such completed Tax Returns at least 20 days prior to the due date for filing thereof, along with supporting workpapers for the Purchaser’s review and approval.  The Sellers and the Purchaser shall attempt in good faith to resolve any disagreements regarding such Tax Returns prior to the due date for filing.  In the event that the Sellers and the Purchaser are unable to resolve any dispute with respect to such Tax Return at least 10 days prior to the due date for filing, such dispute shall be resolved pursuant to Section 10.1(e), which resolution shall be binding on the parties.

(ii) Following the Closing, the Purchaser shall cause to be timely filed all Tax Returns of or with respect to Educationcity-US, and, subject to the right to payment from the Sellers under Section 10.1(a), pay or cause to be paid all Taxes shown due thereon.  To the extent any Taxes shown due on any Tax Return described in the preceding sentence are subject to payment by the Sellers, the Purchaser shall cause Educationcity-US to provide the Sellers with copies of such completed Tax Returns at least 20 days prior to the due date for filing thereof, along with supporting workpapers for the Sellers’ review and approval.  The Sellers and the Purchaser shall attempt in good faith to resolve any disagreements regarding such Tax Returns prior to the due date for filing.  In the event that the Sellers and the Purchaser are unable to resolve any dispute with respect to such Tax Return at least 10 days prior to the due date for filing, such dispute shall be resolved pursuant to Section 10.1(e), which resolution shall be binding on the parties.

(iii) Not later than 10 days prior to the due date for the payment of Taxes with respect to any Tax Return which the Purchaser has the responsibility to cause to be filed pursuant to Section 10.1(b)(ii), the Sellers shall pay to the Purchaser the amount of Taxes, as reasonably determined by the Purchaser, owed by the Sellers pursuant to Section 10.1(a).  No payment pursuant to this Section 10.1(b)(iii) shall excuse the Sellers from its indemnification obligation pursuant to Section 10.1(a) if the amount of Taxes as ultimately determined (on audit or otherwise) for the periods covered by such Tax Returns exceeds the amount of the Sellers’ payment under this Section 10.1(b)(iii).

(c) Straddle Period Tax Allocation.  Educationcity-US shall, to the extent permissible by applicable Law, close the taxable period of Educationcity-US as of the close of business on the Closing Date.  If applicable Law does not permit Educationcity-US to close its taxable year on the Closing Date or in any case in which a Tax is assessed with respect to a taxable period which includes, but does not end on, the Closing Date (a “Straddle Period”), the Taxes, if any, attributable to a Straddle Period shall be allocated: (i) to the Sellers for the period up to and including the close of business on the Closing Date; and (ii) to the Purchaser for the period subsequent to the Closing Date.  Any allocation of income or deductions required to determine any Taxes attributable to a Straddle Period shall be made by means of a closing of the books and records of Educationcity-US as of the Closing Date, provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period.

(d) Tax Audits.

(i) If notice of any audit or administrative or court proceeding relating to the Taxes of Educationcity-US (a “Tax Claim”) shall be received by either party for which the other party may reasonably be expected to be liable pursuant to Section 10.1(a), the notified party shall notify such other party in writing of such Tax Claim; provided, however, that the failure of the notified party to give the other party notice as provided herein shall not relieve such failing party of its obligations under this Article X, except to the extent that the other party is actually prejudiced thereby.

(ii) The Purchaser shall have the right to represent the interests of Educationcity-US in any Tax Claim; provided, that with respect to a Tax Claim that is subject to indemnification by the Sellers, the Purchaser will not enter into a  settlement with respect thereto without Sellers’ consent, which consent will not be unreasonably withheld.

(e) Disputes.  Any dispute as to any matter covered by this Section 10.1 shall be resolved by an Independent Accountant.  The fees, costs and expenses of the Independent Accountant’s review and report shall be allocated to and borne by the Sellers, jointly and severally, and the Purchaser based on the inverse of the percentage that the Independent Accountant’s determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Independent Accountant.  For example only and not by way of expansion or limitation, should the items in dispute total in amount to $1,000 and the Independent Accountant awards $600 in favor of the Sellers’ position, 40% of the costs would be borne by the Sellers, jointly and severally, and 60% of the costs of its review would be borne by the Purchaser.  If any dispute with respect to a Tax Return is not resolved prior to the due date of such Tax Return, such Tax Return shall be filed in the manner which the party responsible for preparing such Tax Return deems correct without prejudice to any rights of the other party under this Agreement.

(f) Time Limits.  Any claim for indemnity under this Section 10.1 may be made at any time prior to 60 days after the expiration of the applicable Tax statute of limitations with respect to the relevant taxable period (including all periods of extension, whether automatic or permissive).

(g) Exclusivity.  The indemnification provided for in this Section 10.1 shall be the sole remedy for any claim in respect of Taxes of Educationcity-US, including any claim arising out of or relating to a breach of Section 4.9.  In the event of a conflict between the provisions of this Section 10.1, on the one hand, and the provisions of Article X, on the other, the provisions of this Section 10.1 shall control.

10.2 UK Tax Matters.  The Tax Deed shall have effect from and after the Closing.

ARTICLE XI

UNCONDITIONAL GUARANTEE

In consideration of the entry by the Sellers into this Agreement and the payment by them of $1.00 (receipt of which is hereby acknowledged) the Guarantor hereby unconditionally and irrevocably guarantees to the Sellers the due and punctual performance and observance by the Purchaser, of all its obligations, commitments, undertakings and indemnities under or pursuant to this Agreement.  The liability of the Guarantor under this Agreement shall not be released or diminished by any variation of the terms of this Agreement any forbearance, indulgence, neglect or delay in seeking performance of the obligations hereby imposed or any granting of time for such performance

11.1 The Purchaser’s Default.  Subject to the other terms and provisions of this Agreement, if and whenever the Purchaser defaults for any reason whatsoever in the performance of any obligation or liability undertaken or expressed to be undertaken to the Sellers pursuant to this Agreement, the Guarantor shall forthwith upon demand unconditionally perform (or procure performance of) and satisfy (or procure the satisfaction of) the obligation or liability in regard to which such default has been made in the manner prescribed by this Agreement and so that the same benefits shall be conferred on the Sellers they would have received if such obligation or liability had been duly performed and satisfied by the Purchaser.

11.2 Continuing Guarantee.  This guarantee is to be a continuing guarantee and accordingly is to remain in force until all the obligations etc. of the Purchaser referred to in Section 11.1 shall have been performed or satisfied. This guarantee is in addition to and without prejudice to and not in substitution for any rights or security which the Sellers may now or hereafter have or hold for the performance and observance of the obligations commitments and undertakings of the Purchaser under or in connection with this Agreement

11.3 Legal Limitations.  As a separate and independent stipulation the Guarantor agrees that any obligation expressed to be undertaken by the Purchaser (including, without limitation, any moneys expressed to be payable under this Agreement) which may not be enforceable against or recoverable from the Purchaser by reason of any legal limitation, disability or incapacity on or of the Purchaser or any other fact or circumstance (other than any limitation imposed by this Agreement) shall nevertheless be enforceable against and recoverable from the Guarantor as though the same had been incurred by the Guarantor and the Guarantor were the sole or principal obligor in respect thereof and shall be performed or paid by the Guarantor on demand.

ARTICLE XII

MISCELLANEOUS

12.1 Expenses.  The Parties shall each bear their own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby, except that the Purchaser will pay the reasonable out of pocket third party costs, fees and expenses incurred by the Company directly in connection with the Audit and the Q1 Financials.

12.2 Specific Performance.  Except as provided in Section 9.8, each Selling Party acknowledges and agrees that the breach of this Agreement would cause irreparable damage to the Purchaser and that the Purchaser will not have an adequate remedy at law.  Therefore, the obligations of the Sellers under this Agreement, including the obligation to sell the Purchased Shares to Purchaser, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith.  Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any Party may have under this Agreement or otherwise.

12.3 Submission to Jurisdiction; Consent to Service of Process.

(a) The Parties hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located within the State of New York over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each Party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts.  The Parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Each of the Parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each of the Parties hereby consents to process being served by any Party to this Agreement in any suit, action or proceeding by the delivery of a copy thereof in accordance with the provisions of Section 12.6.

12.4 Entire Agreement; Amendments and Waivers.  This Agreement (including the schedules and exhibits hereto, the Seller Documents and the Purchaser Documents) represents the entire understanding and agreement between the Parties with respect to the subject matter hereof.  This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the Party against whom enforcement of any such amendment, supplement, modification or waiver is sought.  No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.  The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

12.5 Governing Law.  This Agreement, and all claims or causes of action or other matters (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement or the consummation of any of the transactions contemplated hereby, shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in such State of New York, excluding any conflict or choice of law rule or principle that might otherwise refer construction or interpretation thereof to the substantive laws of another jurisdiction.

12.6 Notices.  All notices and other communications under this Agreement shall be in writing and shall be deemed given: (i) when delivered personally by hand (with written confirmation of receipt); (ii) when sent by facsimile (with written confirmation of transmission); or (iii) two Business Days following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a Party may have specified by notice given to the other Parties pursuant to this provision):

If to the Sellers, to:

Matthew Drakard
Top Cottage
Stamford Road
Barnsdale
Rutland LE15 8AB

Simon Booley
9,  The Pines
Bushby
Leicester LE7 9RX

and

Thomas Morgan
371 Princess Park Manor
Royal Drive
London N11 3GX

With a copy (which shall not constitute notice) to:

Coman and Anderson, P.C.
2525 Cabot Drive, Suite 300
Lisle, Illinois 60532
Facsimile: 630-428-2549
Attention: Daniel G. Coman

and

Solomon Taylor & Shaw
3 Coach House Yard
Hampstead High Street
London, NW3 1QF
Facsimile: (44) 207 794 7485
Attention: Raymond Taylor

If to Purchaser or Guarantor, to:

Archipelago Learning Holdings UK Limited
Archipelago Learning, Inc.
3400 Carlisle Street, Suite 345
Dallas, Texas 75204
Facsimile: (866) 515-9145
Attention: Chief Executive Officer

With a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
100 Federal Street, 34th Floor
Boston, Massachusetts  02110
Facsimile:  (617) 772-8333
Attention:  Kevin J. Sullivan

12.7 Severability.  If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

12.8 Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided below.  No assignment of this Agreement or of any rights or obligations hereunder may be made by any Seller or the Purchaser (by operation of law or otherwise) without the prior written consent of the other Parties hereto and any attempted assignment without the required consents shall be void; provided, however, that the Purchaser may assign this Agreement and any or all rights or obligations hereunder (including, without limitation, the Purchaser’s rights to seek indemnification hereunder) to any Affiliate of the Purchaser or any Person from which it has borrowed money.  Upon any such permitted assignment, the references in this Agreement to the Purchaser shall also apply to any such assignee unless the context otherwise requires.

12.9 Non-Recourse.  No past, present or future director, officer, employee, incorporator, member, partner, equity holder, Affiliate, agent, attorney or representative of the Purchaser or its Affiliates shall have any liability for any obligations or liabilities of the Purchaser under this Agreement or the Purchaser Documents of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby.

12.10 Other Definitional and Interpretive Matters.  Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(a) Currency.  Any reference in this Agreement to “$” or “dollars” shall refer to the currency of the United States of America.

(b) Gender and Number.  Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(c) Headings.  The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.

(d) Herein.  The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(e) Including.  The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(f) Construction.  The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their collective mutual intent, and no rule of strict construction shall be applied against any Party.

12.11 Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Share Purchase Agreement to be executed as of the date first written above.

SELLERS:

/s/ Matthew Drakard
MATTHEW DRAKARD

[Signature Page 1 of 5 to the EducationCity Share Purchase Agreement]

/s/ Simon Booley
SIMON BOOLEY

[Signature Page 2 of 5 to the EducationCity Share Purchase Agreement]

/s/ Thomas Morgan
THOMAS MORGAN

[Signature Page 3 of 5 to the EducationCity Share Purchase Agreement]

ARCHIPELAGO LEARNING HOLDINGS UK LIMITED

By:	/s/ Tim McEwen
Name:	Tim McEwen
Title:	Chief Executive Officer

[Signature Page 4 of 5 to the EducationCity Share Purchase Agreement]

ARCHIPELAGO LEARNING, INC.

By:	/s/ Tim McEwen
Name:	Tim McEwen
Title:	Chief Executive Officer

[Signature Page 5 of 5 to the EducationCity Share Purchase Agreement]

SCHEDULE 1.1

Sample Net Working Capital Calculation

Attached hereto.

SCHEDULE 2.1

Sellers’ Representative’s Accounts, Purchased Shares Ownership andAllocation of Consideration Securities

Account Details of the Sellers’ Representative:

Solomon Taylor & Shaw US Dollar Client Premium Account
Barclays Bank plc
Branch Details Barclays Hampstead
Sort code 20 36 16
Account no 53161566
Swift address – BARCGB22

Purchased Shares and Consideration Securities:

Name	Purchased Shares	Consideration Securities
Matthew Drakard	42	521,811
Simon Booley	42	521,811
Thomas Morgan	16	198,786

SCHEDULE 7.6

Stay Bonuses

UK
First Name	Last Name	Bonus (£)
Gillian	Penrose	£6,099.60
Natalia	Milton	£6,670.80
Michael	Thompson	£6,528.00
Nicholas Phillip	Lomas	£5,508.00
Kathryn Joy	Marchant	£4,569.60
Hannah	McCarthy	£5,304.00
Matthew	Plant	£5,202.00
Khuram	Masood	£5,202.00
Bhupat	Daya	£4,896.00
Hetal	Vanmali	£3,876.00
Danielle	Barnetche	£4,692.00
Alexandra	Stewart	£4,590.00
Daniel	Merrison	£4,488.00
Amy Jayne	Gibbard	£4,386.00
Charlotte	Kennedy	£4,284.00
Alan Neil	Palmer	£4,182.00
Andrea	Frasca-Polara	£4,080.00
John Michael	White	£3,978.00
Mark	Pytlik	£3,774.00
John Morris	Welbourn-Smith	£3,672.00
James	Lison	£3,468.00
Gemma	Charles	£3,162.00
Julie Ann Tina	Whitmore	£3,060.00
Adam	Basey	£2,958.00
Amanda	McPherson	£2,856.00
Edmond	Leung	£2,754.00
Dean	Adams	£2,652.00
Andrew	Platt	£2,652.00
Helen	Munton	£2,652.00
Dean	Smith	£2,448.00
Tom	Bakker	£2,346.00
Kirsty	Fuller	£2,448.00
Oliver Yin-Kin	Leung	£2,142.00
Joanne Marie	O'Gorman	£1,938.00
Anna	Wood	£1,938.00
Sandra*	Ejarque Pellicer	£1,734.00
Christopher	Brown	£1,836.00
Charlotte	Fenton	£1,632.00
Ellen	Hartshorn	£1,530.00
Simon	Calderbank	£1,530.00
Kieran	Dwyer	£1,428.00
Daniel	Cresswell	£1,428.00
Jack	Ross	£1,428.00

First Name	Last Name	Bonus (£)
James	Bullock	£1,428.00
Duncan	Weir	£1,326.00
Jamie	Southerington	£1,224.00
Edward	Walsh	£1,122.00
Jessica	Edmonds	£1,020.00
Stuart	McPherson	£918.00
Michael	Fuller	£918.00
Andrew	Grindle	£918.00
Daniel	Wilkinson	£714.00
Sharon	Warr	£612.00
Harriet	Scott-Howes	£510.00
Olivia	Sayer	£510.00
James	Knowland	£510.00
Michelle	King	£510.00
David	McDonald	£408.00
Stephanie	Lee	£408.00
Allen	Samantha Jane	£204.00
Matthew	Frost	£306.00
Emma	Spry	£102.00

US
First Name	Last Name	Bonus ($)
Ryan	Lovell	$4,896.00
Jessica	Gant	$4,590.00
Bill	Feisler	$3,978.00
Camille	Johnson	$2,754.00
Denise	Clinton	$2,754.00
Patrick	Scianna	$2,601.00
Linda	Thomas	$2,601.00
Jamie	McIntyre	$2,448.00
Ryan	Witort	$2,448.00
Megan	Courtney	$2,295.00
Jose	Razo	$1,989.00
June	Martinez	$1,836.00
Jenna	Mills	$1,836.00
Jill	Riggs	$1,836.00
Ernest	Wells	$1,683.00
Frank	Tyse	$1,530.00
Clayton	Wheat	$1,377.00
Sharena	Flowers	$1,071.00
Angela	Freeman	$8,109.00
Matthew	Bocker	$765.00
Dylan	Coster	$612.00
Jessica	Linger	$612.00
Randy	Jones	$612.00
Emily	Matzelle	$612.00
Shaun	Payne	$612.00
Angie	Liautaud	$459.00
Gary	Gauthier	$306.00